EXHIBIT 10.14

EXECUTION VERSION

CREDIT AGREEMENT

by and among

ADVENT SOFTWARE, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO,
as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO,
as the Lenders,

and

WELLS FARGO FOOTHILL, INC.,
as the Arranger and Administrative Agent

Dated as of February 14, 2007

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of February 14, 2007, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), ADVENT SOFTWARE, INC., a Delaware corporation (“Parent”), each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1          Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2          Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Any reference to any Person in respect of a financial covenant or a related definition shall be understood to mean such Person and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3          Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4          Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or, in the case of Letters of Credit or Bank Products, the cash collateralization or (at the election of Agent) support by a standby letter of credit in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized.  Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.  References to statutes or regulations are to be construed as including all statutory and regulatory provisions promulgated under, consolidating, amending, supplementing, interpreting, or replacing the statute or regulation referred to.

1.5          Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement or the Disclosure Letter shall be deemed incorporated herein by reference.  For purposes of any Section of this Agreement which references any Schedule to the Disclosure Letter, such Schedule is deemed incorporated in such Section by such reference.

2.             LOAN AND TERMS OF PAYMENT.

2.1          Revolver Advances.

(a)           Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage at such time, and (ii) the Loan Limit at such time less the Letter of Credit Usage at such time.

(b)           Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves against the Availability in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves with respect to (i) sums that any Credit Party is required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (ii) amounts owing by any Credit Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.  Agent shall use reasonable efforts to notify Administrative Borrower at or before the time any such reserves are to be established, provided, however, the lack of any such notice shall not affect the validity or effectiveness of any reserve established by Agent.

(c)           Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date, or if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(d)           Borrowers may, no more than once during the term of this Agreement, request an increase to the Commitment and Maximum Revolver Amount each by an amount up to $25,000,000 so long as: (i) immediately prior to and after giving effect to such increase no Default or Event of Default has occurred and is continuing; (ii) such request is made on or before the date that is 18 months after the Closing Date; (iii) Borrowers have paid all fees in connection with such increase required under the Loan Documents, (iv) such elected increase amount is no less than $5,000,000 and a multiple of $5,000,000 and (v) a Successful Syndication shall have occurred with respect to the aggregate amount of such increase to the Commitment.  Any election made pursuant to this Section 2.1(d) must be submitted in writing to Agent by Administrative Borrower and contain a representation as to the absence of all Defaults and Events of Default.  The increase to the Commitment and Maximum Revolver Amount described in this Section 2.1(d) (the “Line Increase”) shall become effective upon written notice to Administrative Borrower by Agent confirming the satisfaction of the conditions set forth in this Section 2.1(d).

2.2          [Reserved]

2.3          Borrowing Procedures and Settlements.

(a)           Procedure for Borrowing.  Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent.  Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)           Making of Swing Loans.  In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date plus the amount of the requested Advance does not exceed $7,500,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Administrative Borrower on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account.  Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c)           Making of Loans.

(i)            In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto.  After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)           Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to

Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Administrative Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Administrative Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.  The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii)          Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers.  Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero.  This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender.  Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d)           Protective Advances and Optional Overadvances.

(i)            Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii)           Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Loan Limit by more than $5,000,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph.  In such circumstances, if any Lender with a Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  Each Lender with a Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii)          Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and all payments on the Protective Advances shall be payable to Agent solely for its own account.  The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit any Borrower in any way.

(e)           Settlement.  It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i)            Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrowers’ or their Subsidiaries’ Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than

2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing  Loans, and Protective Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)):  (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)           In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.  To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii)          Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(f)            Notation.  Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)           Lenders’ Failure to Perform.  All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata

Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4          Payments.

(a)           Payments by Borrowers.

(i)            Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein.  Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)           Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)           Apportionment and Application.

(i)            So long as no Event of Default has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv) hereof) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Event of Default has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)           At any time that an Event of Default has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)          first, to pay any Lender Group Expenses (including cost or expense reimbursements) and indemnities then due to Agent under the Loan Documents, until paid in full,

(B)           second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)           third, to pay interest due in respect of all Protective Advances until paid in full,

(D)          fourth, to pay the principal of all Protective Advances until paid in full,

(E)           fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) and indemnities then due to any of the Lenders under the Loan Documents until paid in full,

(F)           sixth, ratably to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G)           seventh, ratably to pay interest due in respect of the Advances (other than Protective Advances), and the Swing Loans until paid in full,

(H)          eighth, ratably (i) to pay the principal of all Swing Loans until paid in full, (ii) to pay the principal of all Advances until paid in full, (iii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Commitment, as cash collateral in an amount up to 105% of the Letter of Credit Usage, and (iv) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default,

(I)            ninth, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure the Bank Product Obligations), and

(J)            tenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)          Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv)          In each instance, so long as no Event of Default has occurred and is continuing, Section 2.4(b) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(v)           For purposes of Section 2.4(b)(ii), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)          In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c)           Mandatory Prepayments.  If, at any time, (i) the sum of the Revolver Usage, the Bank Product Reserve and all other reserves established pursuant to Section 2.1(b) on any date during such month exceeds (ii) the product of (A) 0.80 times (B) TTM Recurring Revenue calculated as of the last month for which a Loan Limit Certificate has most recently been delivered pursuant to Section 5.3 (the “Loan Limit”

and such excess being referred to as the “Limiter Excess”), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(d) in an aggregate amount equal to the Limiter Excess.

(d)           Application of Mandatory Prepayments.  Each prepayment pursuant to Section 2.4(c) shall, (i) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances that are Base Rate Loans until paid in full, second, to the outstanding principal amount of the Advances that are LIBOR Rate Loans until paid in full and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (ii) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5          Overadvances; Payment at Maturity.  Except as permitted by Section 2.3(d), if, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).  Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

2.6          Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)           Interest Rates.  Except as provided in Section 2.6(c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i)            if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii)           otherwise, at a per annum rate equal to the Base Rate.

(b)           Letter of Credit Fee.  Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 1.50% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c)           Default Rate.  Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i)            all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii)           the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)           Payment.  Except as provided to the contrary in Section 2.11 or Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding.  Borrowers hereby authorize Agent to, from time to time, without prior notice to Borrowers, and Agent shall, charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans.  Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans.

(e)           Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)            Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7          Cash Management.

(a)           Borrowers shall and shall cause each of their U.S. Subsidiaries to (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) to the Disclosure Letter (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their and their U.S. Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrowers or their Subsidiaries) into a bank account listed on Schedule 2.7(a) (a “Cash Management Account”) at one of the Cash Management Banks.

(b)           Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrowers, in form and substance reasonably acceptable to Agent.  Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrowers or their Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon the instruction of the Agent (a “Cash Sweep Instruction”), it will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account.  Agent agrees not to issue a Cash Sweep Instruction with respect to the Cash Management Accounts unless (m) an Event of Default has occurred and is continuing at the time such Cash Sweep Instruction is issued or (n) as of the most recent date of delivery of the reports and certificate required under Section 5.2(a), Excess Availability plus Qualified Cash is less than $25,000,000 (either such event referred to herein as a “Triggering Event”).  Agent agrees to rescind a Cash Sweep Instruction (the “Rescission”) if: (x) the Event of Default, if any, giving rise to the Triggering Event upon which such Cash Sweep Instruction was issued has been waived in writing in accordance with the terms of this Agreement, (y) no additional Default or Event of Default has occurred and is continuing prior to the date of the Rescission (the “Rescission Date”) or is reasonably expected to occur on or immediately after the Rescission Date and (z) during each of the 30 days immediately prior to and on the Rescission Date, Excess Availability plus Qualified Cash was and will be $25,000,000 or more.

(c)           So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to the Disclosure Letter to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, a Borrower (or its Subsidiary, as applicable), and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement.  Borrowers (or their Subsidiaries, as applicable) shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of written notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d)           Each Cash Management Account shall be a cash collateral account subject to a Control Agreement.

2.8          Crediting Payments; Clearance Charge.  The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time).  If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9          Designated Account.  Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Protective Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10        Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank.  Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11        Fees.  Borrowers shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.12        Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking.  The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i)            the Letter of Credit Usage would exceed the Loan Limit less the outstanding amount of Advances, or

(ii)           the Letter of Credit Usage would exceed $10,000,000, or

(iii)          the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances less the Bank Product Reserve, and less the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date.  Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans.  To the extent an L/C

Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b)           Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Commitment, and each Lender with a Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender with a Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in Section 2.12(a), or of any reimbursement payment required to be refunded to Borrowers for any reason.  Each Lender with a Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c)           Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer.  Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d)           Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e)           Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f)            If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority (except changes of general applicability in income tax laws), or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(A)          any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(B)           there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder.  The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13        LIBOR Option.

(a)           Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b)           LIBOR Election.

(i)            Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)           Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs or expenses, “Funding Losses”).  Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii)          Borrowers shall have not more than 7 LIBOR Rate Loans in effect at any given time.  Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c)           Conversion.  Borrowers may convert LIBOR Rate Loans to Base Rate Loans or prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.13(b)(ii) above.

(d)           Special Provisions Applicable to LIBOR Rate.

(i)            The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any Eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.13(b)(ii)).

(ii)           In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)           No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire Eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring Eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14        Capital Requirements.  If, after the date hereof, any Lender reasonably determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may, within 180 days of such Lender making such determination, notify Administrative Borrower and Agent thereof.  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15        Joint and Several Liability of Borrowers.

(a)           Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)           If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)           The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender.

(f)            Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)           Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure, any comparable statute or otherwise.

(h)           Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are or may become secured by Real Property.  This means, among other things:

(i)            Agent and Lenders may collect from such Borrower without first foreclosing on any Real or Personal Property Collateral pledged by Borrowers.

(ii)           If Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:

(A)          The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B)           Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

(i)            The provisions of this Section 2.15 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any Lender, any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j)            Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

3.             CONDITIONS; TERM OF AGREEMENT.

3.1          Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2          Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)           the representations and warranties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)           no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)           no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent or any Lender; and

(d)           no Material Adverse Change shall have occurred.

3.3          Term.  This Agreement shall continue in full force and effect for a term ending on February 14, 2010 (the “Maturity Date”).  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4          Effect of Termination.  On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including the requirement that Borrowers provide (a) Letter of Credit Collateralization and (b) Bank Product Collateralization).  No termination of this Agreement, however, shall relieve or discharge Borrowers or their Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated.  When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, as promptly as practicable and at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5          Early Termination by Borrowers.  Borrowers have the option, at any time upon 10 Business Days prior written notice by Administrative Borrower to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent, in cash, the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full.  If Administrative

Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full, on the date set forth as the date of termination of this Agreement in such notice.

4.             REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Credit Party makes the following representations and warranties to the Lender Group which shall be true and correct, in all material respects, as of the date hereof, and shall be true and correct, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1          No Encumbrances.  Each Credit Party and its Subsidiaries has good and marketable title to, license or other right to use, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, its Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2          Accounts.  As to each Account that is identified as an Account of any Borrower pursuant to any report submitted to Agent, such Account is, unless otherwise indicated in such report: (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of such Borrower’s business, and (b) owed to such Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation.

4.3          [Reserved]

4.4          Equipment.  Each material item of Equipment of Credit Parties and their Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

4.5          Location of Inventory and Equipment.  The Inventory and Equipment (other than vehicles or Equipment out for repair) of any Credit Party or its Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit to or between, the locations identified on Schedule 4.5 to the Disclosure Letter (as such Schedule may be updated from time to time and delivered to Agent by the Credit Parties pursuant to Section 5.9); provided, however, (a) Inventory and Equipment may be stored with a bailee, warehouseman or similar party to the extent (i) Agent has received a Collateral Access Agreement from such bailee, warehouseman or similar party or (ii) the aggregate book value of all Inventory and Equipment stored with such bailee, warehouseman or similar party, when aggregated with all other Inventory and Equipment stored at a location of a Credit Party or Subsidiary of a Credit Party that is not identified on Schedule 4.5 to the Disclosure Letter, does not exceed $500,000 at any date of determination and (b) Inventory and Equipment may be located at locations of a Credit Party or Subsidiary of a Credit Party that are not identified on Schedule 4.5 to the Disclosure Letter to the extent the aggregate book value of all Inventory and Equipment at such locations, when aggregated with all other Inventory and Equipment stored with bailees, warehouseman or similar parties from whom Agent has not received a Collateral Access Agreement, does not exceed $500,000 at any date of determination.

4.6          [Reserved]

4.7          Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)           The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Credit Party and each of its Subsidiaries is set forth on Schedule 4.7(a) to the Disclosure Letter (as such schedule may be updated from time to time and delivered to Agent by the Credit Parties to reflect changes permitted to be made under Section 6.5).

(b)           The chief executive office of each Credit Party and each of its Subsidiaries is located at the address indicated on Schedule 4.7(b) to the Disclosure Letter (as such schedule may be updated from time to time and delivered to Agent by the Credit Parties to reflect changes permitted to be made under Section 5.9).

(c)           Each Credit Party’s and each of its U.S. Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.7(c) to the Disclosure Letter (as such schedule may be updated from time to time and delivered to Agent by the Credit Parties to reflect changes permitted to be made under Section 5.9).

(d)           As of the Closing Date, no Credit Party or any of its Subsidiaries holds any commercial tort claims, except as set forth on Schedule 4.7(d) to the Disclosure Letter.

4.8          Due Organization and Qualification; Subsidiaries.

(a)           Each Credit Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b)           Set forth on Schedule 4.8(b) to the Disclosure Letter (as such schedule may be updated from time to time and delivered to Agent by the Credit Parties to reflect changes permitted to be made under Section 5.16), is a complete and accurate description of the authorized capital Stock of each Credit Party and each Subsidiary of a Credit Party, by class, and, as of December 28, 2006, a description of the number of shares of each such class that are issued and outstanding.  Other than as described on Schedule 4.8(b) to the Disclosure Letter, there are no subscriptions, options, warrants, or calls relating to any shares of any Credit Party’s or Subsidiary of any Credit Party’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument which, if exercised, could reasonably be expected to cause a Change of Control or other Event of Default.  As of the date an update to Schedule 4.8(b) to the Disclosure Letter is delivered annually to Agent at the time the Credit Parties’ annual financial statements are delivered to Agent pursuant to Section 5.3, other than as described on such updated Schedule 4.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Credit Party’s or Subsidiary of any Credit Party’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Other than Permitted Distributions, no Credit Party or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)           Set forth on Schedule 4.8(c) to the Disclosure Letter (as such schedule may be updated from time to time and delivered to Agent by the Credit Parties to reflect changes permitted to be made under Section 5.16 and as such Schedule is to be updated pursuant to Section 5.20(a)), is, upon and after the date such Schedule is updated and delivered pursuant to Section 5.20(a), a complete and accurate list of each Credit Party’s direct and indirect Subsidiaries, showing:  (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Credit Party.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

4.9          Due Authorization; No Conflict.

(a)           As to each Credit Party, the execution, delivery, and performance by such Credit Party of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Credit Party.

(b)           As to each Credit Party, the execution, delivery, and performance by such Credit Party of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Credit Party, the Governing Documents of any Credit Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Credit Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Credit Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Credit Party, other than Permitted Liens, or (iv) require any approval of any Credit Party’s interestholders or any approval or consent of any Person under any Material Contract of any Credit Party, other than consents or approvals that have been obtained and that are still in force and effect.

(c)           Other than the filing of financing statements, the recordation of the Mortgages (if any), the filing of applicable security agreements with the United States Patent and Trademark Office or United States Copyright Office, and other filings or actions necessary to perfect Liens granted to Agent in the Collateral, the execution, delivery, and performance by each Credit Party of this Agreement and the other Loan Documents to which such Credit Party is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d)           As to each Credit Party, this Agreement and the other Loan Documents to which such Credit Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Credit Party will be the legally valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)           The Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.12, and subject only to the filing in the applicable jurisdiction of organization of each Credit Party of financing statements describing the Collateral and, if applicalble, the recordation of the Mortgages), and first priority Liens, subject only to Permitted Liens.

4.10        Litigation.  Other than those matters disclosed on Schedule 4.10 to the Disclosure Letter (as such schedule may be updated from time to time and delivered to Agent by the Credit Parties) and other than matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of each Credit Party, threatened in writing against any Credit Party or any of its Subsidiaries.

4.11        No Material Adverse Change.  All financial statements relating to the Credit Parties and their respective Subsidiaries that have been delivered by any Credit Party to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Credit Parties’ and their respective Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended.  There has not been a Material Adverse Change since September 30, 2006.

4.12        Fraudulent Transfer.

(a)           Each Borrower is Solvent and the Credit Parties and their respective Subsidiaries, taken as a whole, are Solvent.

(b)           No transfer of property is being made by any Credit Party or any of its Subsidiaries and no obligation is being incurred by any Credit Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Credit Party or its Subsidiaries.

4.13        Employee Benefits.

(a)           Set forth on Schedule 4.13(a) to the Disclosure Letter is a complete and accurate list of all Plans that meet the definition of an “employee pension benefit plan” under Section 3(2) of ERISA and that are currently maintained or contributed to by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates as of the Closing Date.

(b)           Each Credit Party, their respective Subsidiaries, and their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their obligations in all material respects under each Plan.

(c)           No ERISA Event has occurred or is reasonably expected to occur.

(d)           Except to the extent required under Section 4980B of the IRC or similar state laws, or as described on Schedule 4.13(d) to the Disclosure Letter, no Plan provides health benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates.

(e)           As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $250,000.

(f)            The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any non-exempt transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed for transactions defined in Section 4975(c)(1)(A)-(D) of the IRC.

(g)           All liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to Agent pursuant to Section 5.3 hereof or (iv) estimated in the formal notes to the financial statements most recently delivered to Agent pursuant to Section 5.3 hereof.

(h)           To the best knowledge of each Credit Party, there are no circumstances which may give rise to a material liability in relation to any Plan which is not funded, insured, provided for, recognized or estimated in the manner described in subsection (g) above.

(i)            Credit Parties and their respective Subsidiaries are not and will not be a “plan” within the meaning of Section 4975(e) of the IRC; (ii) excluding contributions for Plans listed on Schedule 4.13(a) to the Disclosure Letter, the assets of Credit Parties and their respective Subsidiaries do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) Credit Parties and their respective Subsidiaries are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with Credit

Parties and their respective Subsidiaries are not and will not be subject to state statutes applicable to Credit Parties and their respective Subsidiaries regulating investments of fiduciaries with respect to governmental plans.

4.14        Environmental Condition.  Except as set forth on Schedule 4.14 to the Disclosure Letter, (a) to each Credit Party’s knowledge, no Credit Party’s or its Subsidiaries’ properties or assets has ever been used by such Person, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Credit Party’s knowledge, no Credit Party’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of the Credit Parties nor any of their respective Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Credit Party or its Subsidiaries, and (d) none of the Credit Parties nor any of their Subsidiaries have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Credit Party or any of its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment.

4.15        Intellectual Property.  Each Credit Party and each Subsidiary of a Credit Party owns, or holds licenses in or otherwise has the right to use, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.15 to the Disclosure Letter (as such Schedule is deemed updated to reflect any updates to Schedules 1, 2, 3 and 5 to the Disclosure Letter made pursuant to the terms of the Security Agreement) is a true, correct, and complete listing of all such registered patents, patent applications, trademarks, trademark applications, copyrights and copyright applications as to which such Credit Party or one of its Subsidiaries is the owner or is an exclusive licensee.

4.16        Leases.  Each Credit Party and its Subsidiaries enjoy undisturbed possession under all leases material to their business and to which they are parties or under which they are operating and all of such material leases are valid and subsisting and no material default by such Credit Party or its Subsidiaries exists under any of them.

4.17        Deposit Accounts and Securities Accounts.  Set forth on Schedule 4.17 to the Disclosure Letter is a listing of all of each Credit Party’s and its U.S. Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.18        Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of any Credit Party or their respective Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto, to the Disclosure Letter or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party or their respective Subsidiaries in writing to Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent the Credit Parties’ good faith estimate of their and their respective Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by the Credit Parties to be reasonable at the time of the delivery thereof to Agent (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of the Credit Parties and their Subsidiaries and no assurances can be given that such projections or forecasts will be realized).

4.19        Indebtedness.  Set forth on Schedule 4.19 to the Disclosure Letter is a true and complete list of all Indebtedness of each Credit Party and each Subsidiary of a Credit Party outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness, the amount and frequency of all scheduled payments of such Indebtedness, the interest rate on such Indebtedness and the maturity date of such Indebtedness.

4.20        Material Contracts.  Set forth on Schedule 4.20 to the Disclosure Letter (which the Credit Parties may amend from time to time to delete Material Contracts no longer in effect or to add additional Material Contracts so long as such amendment occurs by written notice to Agent not less than 5 Business Days after the date on which a Credit Party enters into such Material Contract after the Closing Date and a copy thereof is delivered to Agent with such notice) is a complete and accurate list, of all Material Contracts.  True, correct and complete copies of all Material Contracts, and all material amendments, modifications and supplements thereto, have been delivered to Agent.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms): (a) is in full force and effect and is binding upon and enforceable against each Credit Party, and to the Credit Parties’ best knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified in any manner except to the extent that such amendment or modification could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and (c) is not in default due to the action or inaction of any Credit Party.

4.21        Issuance of Stock Options.  As of the Closing Date, the Parent has conducted an initial investigation of the issuance of all Stock options issued by the Parent since the Parent became a public reporting company under the Exchange Act in order to determine whether (a) all publicly reported grants were in fact authorized by appropriate action of the Board of Directors of the Parent and (b) whether the effective dates of such Stock option grants are consistent with what is publicly reported and appear in the Parent’s human resource records.  The results of such investigation have not, in the reasonable determination of the Parent, resulted in the need for reporting of any matters to any applicable Governmental Authority or other reporting necessary to comply with any applicable laws, rules or regulations.

5.             AFFIRMATIVE COVENANTS.

Each Credit Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, such Credit Party shall and shall cause each of their respective Subsidiaries to do all of the following:

5.1          Accounting System.  Maintain a system of accounting that enables the Credit Parties to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent.  Borrowers also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales.

5.2          Collateral Reporting.  Provide Agent (and if so requested by Agent, with copies for each Lender: (a) as soon as available, but in any event within 10 Business Days after the end of each of Parent’s fiscal months (i) a Loan Limit Certificate, (ii) a detailed report (which shall include the Borrowers’ internally prepared monthly statement as to compliance with the Investment Policy and, to the extent not already provided by the applicable banks, financial institutions and securities intermediaries pursuant to a Control Agreement, copies of the monthly statements issued by such Persons) regarding Borrowers’ and their Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts (A) constitute Qualified Cash, (B) are held by Second Street or any other Subsidiary of a Borrower that is not a Credit Party, (C) are held in Deposit Accounts or Securities Accounts not located within the United States and (D) constitute cash collateral subject to the Lien of any Person other than Agent, and (iii) a detailed report regarding Borrowers’ and their Subsidiaries’ deferred revenue analysis, and (b) in the event Excess Availability plus Qualified Cash is less than $50,000,000 as of any date of determination or a Default or Event of Default shall have occurred and be continuing, each of the reports set forth on Schedule 5.2 at the times specified therein.

5.3          Financial Statements, Reports, Certificates.  Provide Agent (and if so requested by Agent, with copies for each Lender): (a) as soon as available, but in any event within 30 days prior to the start of each of Parent’s fiscal years, copies of Parent’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, quarter by quarter, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent during the period covered thereby, (b) as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years, consolidated and consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) ”going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.16), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), (c) if and when filed by any Credit Party, such Credit Party’s Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports filed with the SEC, and (d) in the event Excess Availability plus Qualified Cash is less than $50,000,000 as of the most recent date of delivery of the reports and certificate required under Section 5.2(a), or a Default or Event of Default shall have occurred and be continuing, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the times specified therein.  In addition, each Credit Party agrees that none of its Subsidiaries will have a fiscal year different from that of such Credit Party.

5.4          Credit Party Reports.  Cause each Credit Party to deliver its annual financial statements at the time when Parent provides its audited financial statements to Agent, but only to the extent such Credit Party’s financial statements are not consolidated with Parent’s financial statements.

5.5          Inspection.  Permit Agent, each Lender (if accompanied by Agent), and each of their duly authorized representatives or agents to visit any of its properties and audit and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times (which, unless a Default or Event of Default exists, shall be during normal business hours) and intervals (which, unless a Default or Event of Default exists, shall (a) be no more than twice in any one calendar year, (b) not occur during the 15 days prior to the end of each of Parent’s fiscal quarters nor during the 15 days after the end of each of Parent’s fiscal quarters and (c) not exceed 10 Business Days in duration in the aggregate during any one calendar year) as Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower.

5.6          Maintenance of Properties.  Maintain and preserve all of their properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be expected to result in a Material Adverse Change), and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

5.7          Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, in excess of $250,000, in the aggregate, due or payable by, or imposed, levied, or assessed against such Credit Party, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Each Credit Party will and will cause their Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes in excess of $250,000, in the aggregate, required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon written request, furnish Agent with proof satisfactory to Agent (such as a copy of the receipt evidencing payment) indicating that the applicable Credit Party or Subsidiary of a Credit Party has made such payments or deposits.  It is understood and agreed that nothing set forth in this Section 5.7 shall preclude Agent from imposing any reserve under Section 2.1(b) with respect to any unpaid assessments or taxes.

5.8          Insurance.

(a)           At the Credit Parties’ expense, maintain insurance respecting their respective, and their respective Subsidiaries’, assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as the Credit Parties deem advisable in the exercise of their reasonable business judgment.  The Credit Parties also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent.  Except as otherwise required pursuant to Schedule 3.1, within 30 days after the Closing Date, Credit Parties shall deliver certified copies of all such policies to Agent with an endorsement naming Agent as a loss payee (as its interests may appear) under a satisfactory lender’s loss payable endorsement or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b)           Administrative Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by such insurance.  So long as no Event of Default has occurred and is continuing, the applicable Credit Party shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $250,000.  Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $250,000, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to any Credit Party whatsoever in respect of such adjustments; provided, however, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Administrative Borrower shall have given Agent prior written notice of the applicable Credit Party’s intention to apply such insurance proceeds to the costs of replacement of the properties or assets that are the subject of such loss or the cost of purchase or construction of other assets useful in the business of such Credit Party, (C) such insurance proceeds are held in a cash collateral account in which Agent has a perfected first-priority security interest, and (D) the applicable Credit Party completes such replacement, purchase, or construction within 180 days after the initial receipt of such insurance proceeds, the applicable Credit Party shall have the option to apply such insurance proceeds to the costs of replacement of the property or assets that are the subject of such loss or the costs of purchase or construction of other assets useful in the business of such Credit Party unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied to the Obligations.

(c)           Credit Parties will not, and will not suffer or permit any of their respective Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.8, unless Agent is included thereon as an additional insured or a loss payee, as its interests may appear, under a lender’s loss payable endorsement.  Administrative Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

5.9          Location of Inventory and Equipment.  Keep the Credit Parties’ and their Subsidiaries’ Inventory and Equipment (other than vehicles and Equipment out for repair and Inventory and Equipment in transit to or between the locations identified on Schedule 4.5 to the Disclosure Letter) and material books and records only at the locations identified on Schedule 4.5 to the Disclosure Letter and their chief executive offices only at the locations identified on Schedule 4.7(b) to the Disclosure Letter; provided, however, that (a) Administrative Borrower may amend Schedule 4.5 to the Disclosure Letter or Schedule 4.7(b) to the Disclosure Letter by written notice to Agent to include (i) locations for which Agent has received a Collateral Access Agreement or (ii) other locations within the continental United States to the extent the aggregate book value of all Inventory and Equipment at such locations does not exceed $500,000 in the aggregate as of any date of determination and (b) the Credit Parties agree, upon the request of Agent, to use commercially reasonable efforts to provide Agent with a Collateral Access Agreement with respect to any location of Inventory or Equipment of a Credit Party established after the Closing Date and with respect to any bailee, warehousing or other such arrangement entered into by a Credit Party after the Closing Date which contain or relate to Inventory and/or Equipment having a book value in excess of $500,000 in the aggregate for all such locations or arrangements.  Nothing in this Section 5.9 shall preclude Agent from imposing any reserve under Section 2.1(b) with respect to any location of Inventory or Equipment for which Agent has not received a Collateral Access Agreement or has received a Collateral Access Agreement that is not satisfactory to Agent.

5.10        Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.11        Leases.  Pay when due all rents and other material amounts payable under any material leases to which such Credit Party or any Subsidiary of such Credit Party is a party or by which any Credit Party’s or any of its Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

5.12        Existence.  Except as permitted by Section 6.3, at all times preserve and keep in full force and effect each Credit Party’s and each of its Subsidiaries’ (a) valid existence, (b) good standing, except as could not reasonably be expected to result in a Material Adverse Change, and (c) rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.13        Environmental.

(a)           Keep any property either owned or operated by any Credit Party or any Subsidiary of a Credit Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply with Environmental Laws, except where failure to do so could not reasonably be expected to result in an Environmental Lien on any Collateral or result in a Material Adverse Change, and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Credit Party or any Subsidiary of a Credit Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, except where failure to come into compliance could not reasonably be expected to result in an Environmental Lien on any Collateral or result in a Material Adverse Change, and (d) promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Credit Party or any Subsidiary of a Credit Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Credit Party or any Subsidiary of a Credit Party, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

5.14        Disclosure Updates.  Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made and (b) provide to Agent notice of any changes or other modifications to the Investment Policy.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto or to the Disclosure Letter.

5.15        Control Agreements.  Take all reasonable steps requested by Agent in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 6.12) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter-of-credit rights.

5.16        Formation of Subsidiaries.  At the time that any Credit Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Credit Party shall, as Agent may request (a) cause such new Subsidiary to provide to Agent a joinder hereto, to the Guaranty and the Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary having a value of $250,000 or more) and joinders to such other Loan Documents as Agent may request, as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent in its Permitted Discretion (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers and/or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent in its Permitted Discretion, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent in its Permitted Discretion, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage).  Any document, agreement, or instrument executed or issued by a Credit Party pursuant to this Section 5.16 shall be a Loan Document.  Notwithstanding the foregoing, if (x) a Subsidiary that is so formed or acquired is a Controlled Foreign Corporation, then clause (a) of the immediately preceding sentence shall not be applicable and, with respect to clause (b) of the immediately preceding sentence, such pledge shall be limited to 65% of the voting power of all classes of capital Stock of such Subsidiary entitled to vote and 100% of all other classes of Stock of such Subsidiary; provided, that immediately upon any amendment of the IRC that would allow the pledge of a greater percentage of the voting power of capital Stock in such Subsidiary without adverse tax consequences, such pledge shall include such greater percentage of capital Stock of such Subsidiary from that time forward or (y) at the time of acquisition of any such direct or indirect Subsidiary, the Credit Party acquiring such Subsidiary delivers to Agent a certificate, duly executed by the chief financial officer of such Credit Party indicating that such Subsidiary is to be merged into a Credit Party, then, unless such merger has not occurred within 30 days after the date of acquisition of such Subsidiary (or, if such acquisition constituted a Permitted Non-Cash Acquisition, 60 days after the date of such acquisition), such Subsidiary shall not be required to execute any joinder or other such documentation as otherwise required by this Section 5.16; provided, however, with respect to any such Subsidiary to be merged into a Credit Party, all certificates evidencing the Stock of such Subsidiary, if any, shall be delivered to Agent along with all related documentation required under this Section 5.16 within 5 Business Days of the acquisition of such Subsidiary.

5.17        ERISA Compliance.

(a)           Each Credit Party shall do, and shall cause each of their respective Subsidiaries and ERISA Affiliates to do, each of the following:  (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the IRC and each other applicable federal or state law; (ii) cause each

Qualified Plan to maintain its qualified status under Section 401(a) of the IRC; (iii) make all required contributions to each Pension Plan and all material contributions to each other Plan; (iv) not become a party to any Multiemployer Plan; (v) ensure that all liabilities under each Plan are (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (B) insured with a reputable insurance company, if applicable; and (C) provided for or recognized in the financial statements most recently delivered to Agent under Section 5.3 (to the extent required by GAAP); and (vi) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.

(b)           Deliver to Agent such certifications or other evidence of compliance with the provisions of Section 4.13 for any Pension Plans as Agent may from time to time reasonably request.

(c)           Promptly notify Agent of each of the following ERISA Events affecting any Credit Party, any of their respective Subsidiaries or any ERISA Affiliates (but in no event more than ten (10) days after such event), together with a copy of each notice with respect to such event that may be required to be filed with a Governmental Authority and each notice delivered by a Governmental Authority to any Credit Party, any of their respective Subsidiaries or any ERISA Affiliates with respect to such event:

(i)            an ERISA Event;

(ii)           the adoption of any new Pension Plan by any Credit Party, any of their respective Subsidiaries or any ERISA Affiliates;

(iii)          the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA); or

(iv)          the commencement of contributions by any Credit Party, any of their respective Subsidiaries or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or section 412 of the IRC;

(d)           Promptly deliver to Agent copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party, any of their respective Subsidiaries or any ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (ii) all notices received by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iii) such other documents or governmental reports or filings relating to any Plan as Agent shall reasonably request.

5.18        Restructuring of Cash Management.  In the event, as of the most recent date of delivery of the reports and certificate required under Section 5.2(a), Excess Availability plus Qualified Cash is less than $35,000,000 or a Default or Event of Default has occurred and is continuing, then (a) within 5 Business Days after the date such reports and certificates are delivered, the Administrative Borrower shall establish two separate Deposit Accounts to serve as the Designated Account and Cash Management Account of the Administrative Borrower and provide to Agent, within 5 Business Days after the date such Deposit Accounts are established, Control Agreements with respect to such Deposit Accounts and (b) within 5 Business Days after the date such reports and certificates are delivered, the other Borrowers, as necessary, shall establish Cash Management Accounts that do not serve as operating Deposit Accounts for such Borrowers and provide to Agent, within 5 Business Days after the date such Deposit Accounts are established, Control Agreements with respect to such Deposit Accounts.

5.19        Further Assurances.  At any time upon the request of Agent, the Credit Parties shall execute or deliver to Agent, and shall cause their Subsidiaries to execute or deliver to Agent, any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Agent may reasonably request in form and substance satisfactory to Agent in its Permitted Discretion, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in all of the properties and assets of such Credit Parties and their Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by any Credit Party or its Subsidiaries after the Closing Date which has a value of $250,000 or more, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, the Credit Parties authorize Agent to execute any such Additional Documents in such Credit Party’s or its Subsidiaries’ names, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  Without limiting the foregoing and notwithstanding the provisions of item (d)(vii) on Schedule 3.1, at any time upon the request of Agent, the Credit Parties shall cause all original certificates evidencing Stock which is or is intended to be subject to Agent’s Lien to be promptly delivered to Agent along with stock powers therefor, executed in blank and otherwise in form and substance satisfactory to Agent.

5.20        Post Closing Requirements.  Within 30 days after the Closing Date, deliver to Agent:

(a)           all original certificates evidencing the Stock of all non-U.S. Subsidiaries of Parent pledged pursuant to the Security Agreement along with stock powers therefor duly executed in blank and otherwise in form and substance satisfactory to Agent, or, to the extent no such certificate is available, evidence of the notation of Agent’s Lien on such Stock in the share registry of such non-U.S. Subsidiary, together with updated Schedules 4.8(c) and 4 to the Disclosure Letter which are complete and accurate as of such date;

(b)           evidence, in form and substance satisfactory to Agent, of either (i) the acknowledgment by the applicable Governmental Authority of the receipt of all documentation and payments necessary to release the tax Liens listed on Schedule 5.20(b) to the Disclosure Letter or (ii) the Credit Parties’ non-affiliation with the debtor listed on such tax Liens, it being understood and agreed that nothing set forth in this Section 5.20(b) shall preclude Agent from imposing any reserve under Section 2.1(b) with respect to such tax Liens;

(c)           evidence, in form and substance satisfactory to Agent, that Parent has submitted all filings necessary to register in Parent’s name all intellectual property listed on Schedule 4.15 to the Disclosure Letter which is registered in the name of a predecessor in interest to Parent; and

(d)           evidence, in form and substance satisfactory to Agent, that each Credit Party has filed applications and taken any and all other actions reasonably necessary to register the set or collection of Copyrights (as defined in the Security Agreement) relating to each item of Software (as defined in the Security Agreement), and each new major release of such Software, of such Credit Party constituting the Required Library (as defined in the Security Agreement) as of the Closing Date, in good faith and in accordance with the procedures and regulations of the United States Copyright Office and in a manner sufficient to impart constructive notice of such Credit Party’s ownership thereof.

6.             NEGATIVE COVENANTS.

Each Credit Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, such Credit Party will not and will not permit any of its Subsidiaries to do any of the following:

6.1          Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)           Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b)           Indebtedness set forth on Schedule 4.19 to the Disclosure Letter and any Refinancing Indebtedness in respect of such Indebtedness,

(c)           Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)           endorsement of instruments or other payment items for deposit,

(e)           Indebtedness comprising Permitted Investments,

(f)            to the extent subject to the Intercompany Subordination Agreement, Indebtedness owing to any Credit Party or Subsidiary of a Credit Party who is a party to the Intercompany Subordination Agreement,

(g)           unsecured Indebtedness under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes,

(h)           unsecured Indebtedness that is (i) on terms and conditions satisfactory to Agent and (ii) subordinated to the Obligations pursuant to a Subordination Agreement satisfactory to Agent in form and substance,

(i)            guaranties by any Credit Party of Indebtedness otherwise permitted under this Section 6.1,

(j)            unsecured Indebtedness of a Credit Party that is incurred on the date of the consummation of a Permitted Non-Cash Acquisition solely for the purpose of consummating such Permitted Non-Cash Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, and (iv) such Indebtedness is subordinated in right of payment to the Obligations pursuant to a Subordination Agreement satisfactory to Agent in form and substance;

(k)           Indebtedness in respect of deferred consideration payable under Section 2.3 of that certain Share Acquisition Agreement, dated as of December 1, 2006, by and among Parent, East Circle Solutions, Inc. and Scott Bieker, as in effect on the date hereof and disclosed to Agent, and

(l)            other unsecured Indebtedness in an aggregate principal amount not exceeding $1,000,000 at any one time outstanding;

provided, however, no Credit Party shall guaranty or otherwise become or remain, directly or indirectly, liable with respect to any obligations of Second Street.

6.2          Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3          Restrictions on Fundamental Changes.  Except for (w) mergers entered into in connection with Permitted Acquisitions; provided, that, if Parent is a party to any such merger, Parent must be the surviving entity with respect to such merger, (x) any merger or dissolution of which Agent has received prompt written notice and which is a merger or dissolution of (i) a Borrower with respect to which another

Borrower is the surviving entity or recipient of all proceeds of such dissolution, (ii) a Guarantor with respect to which any Credit Party is the surviving entity or recipient of all proceeds of such dissolution, or (iii) any Subsidiary of any Credit Party that is not also a Credit Party with respect to which a Credit Party or another Subsidiary of a Credit Party (other than Second Street) is the surviving entity or recipient of all proceeds of such dissolution, (y) Permitted Dispositions and (z) mergers which will result in the termination of this Agreement and the repayment in full of the Obligations in accordance with the terms of this Agreement:

(a)           enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock,

(b)           liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or

(c)           suspend or go out of a substantial portion of its or their business.

6.4          Disposal of Assets.  Other than Permitted Dispositions and Permitted Investments, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer or otherwise dispose of unless, as a result of the transactions contemplated by such agreement, this Agreement will be terminated and the Obligations repaid in full in accordance with the terms of this Agreement) any of the assets of any Credit Party or any Subsidiary of a Credit Party, whether in one transaction or in a series of transactions.

6.5          Change Name.  Change any Credit Party’s or any of its Subsidiaries’ name, organizational identification number, state of organization, or organizational identity; provided, however, that a Credit Party or a Subsidiary of a Credit Party may change its name so long as such Credit Party notifies Agent thereof in writing and: (a) at the time of such written notification, such Credit Party provides any financing statements or other such documentation necessary to perfect and continue perfected the Agent’s Liens and (b) within 5 Business Days after such name change is effective, such Credit Party or such Subsidiary, as applicable, provides Agent with evidence of such name change (including copies of any related public filings).

6.6          Nature of Business.  Make any change in the principal nature of their business as conducted on the Closing Date and disclosed to Agent, other than engaging in business activities related, complimentary or incidental thereto; provided, that in the case of Second Street, Second Street shall not (a) engage in any business activity other than acting as an SEC-registered broker/dealer that provides independent research and brokerage services to institutional investors and registered investment advisors on a fully-disclosed basis, and the ability for such investors and advisors to pay for products and other third-party provided services through brokerage commissions and other fee-based arrangements and (b) incur any liabilities other than in the ordinary course of its business.

6.7          Payments and Amendments.  Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(a)           optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Credit Party or any Subsidiary of a Credit Party prior to the maturity thereof, other than (i) the Obligations in accordance with this Agreement and (ii) the conversion of Indebtedness to equity and in connection therewith, payments of cash in lieu of issuing fractional shares of Stock.

(b)           make any payment on account of any Indebtedness if such payment is not permitted at such time under the Subordination Agreement related to such Indebtedness (if any), or

(c)           directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning (i) any Subordinated Indebtedness unless expressly permitted under the terms of the applicable Subordination Agreement or (ii) Indebtedness permitted under Section 6.1(b).

6.8          [Reserved.]

6.9          Consignments.  Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

6.10        Distributions.  Except for Permitted Distributions, make any distribution or declare or pay any dividends (in cash or other property) on, or purchase, acquire, redeem, or retire any of any Credit Party’s Stock, of any class, whether now or hereafter outstanding.

6.11        Accounting Methods.  Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP).

6.12        Investments.  Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that (a) no Credit Party or any of its Subsidiaries (other than Second Street) shall have cash, Cash Equivalents and other Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts (other than Deposit Accounts exclusively used to fund payroll obligations): (i) located in the United States in an amount in excess of $25,000 in the aggregate at any one time unless such Credit Party or such Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into a Control Agreement governing such cash, Cash Equivalents and other Permitted Investments in order to perfect (and further establish) the Agent’s Liens therein or (ii) located outside the United States in an amount in excess of $5,500,000 in the aggregate at any one time unless such Credit Party or such Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into a Control Agreement governing such cash, Cash Equivalents and other Permitted Investments in order to perfect (and further establish) the Agent’s Liens therein and (b) Second Street shall not have cash, Cash Equivalents and other Permitted Investments in an aggregate amount in excess of $5,500,000 for more than five (5) consecutive Business Days.  Subject to the foregoing proviso, the Credit Parties shall not and shall not permit their respective Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.13        Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Credit Party except for:

(a)           transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Credit Parties or their Subsidiaries (other than Second Street), on the one hand, and any Affiliate of Credit Parties or their Subsidiaries (other than Second Street), on the other hand, so long as such transactions (i) are upon fair and reasonable terms, (ii) are fully disclosed to Agent if they involve one or more payments by any Credit Party or any of Subsidiary of a Credit Party in excess of $500,000 for any single transaction or series of transactions, and (iii) are no less favorable to Credit Parties or their Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate;

(b)           the payment of reasonable fees, compensation, or employee benefit arrangements to, and any indemnity provided for the benefit of, officers, employees and outside directors of Parent and any of its Subsidiaries in the ordinary course of business and consistent with industry practice;

(c)           transactions contemplated by that certain Service Agreement, dated May 3, 2004, by and between Parent and Advent Europe Limited, as such agreement is in effect on the date hereof and disclosed to Agent, and transactions contemplated by any other agreement on substantially the same terms between any Credit Party and any of its Subsidiaries; and

(d)           transactions that are expressly permitted under the terms of Sections 6.3 or 6.4.

6.14        Use of Proceeds.  Use the proceeds of the Advances for any purpose other than (a) to finance the repurchase of Parent’s Stock pursuant to the Stock Repurchase Program so long as both before and after giving effect to any such repurchase (i) no Default or Event of Default has occurred or would occur and (ii) Excess Availability plus Qualified Cash equals or exceeds $25,000,000, (b) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (c) consistent with the terms and conditions hereof, for its lawful and permitted purposes.

6.15        [Reserved.]

6.16        Financial Covenant.  In the event either (a) an Event of Default has occurred and is continuing or (b) as of the most recent date of delivery of the reports and certificate required under Section 5.2(a), Excess Availability plus Qualified Cash is less than $50,000,000, have a Leverage Ratio, measured as of the calendar quarter ending on or immediately prior to such date of determination, of more than 3.0 to 1.00.

6.17        ERISA.  (a) Terminate or permit any of their ERISA Affiliates to, terminate any Pension Plan so as to result in any material liability to any Credit Party or any of its Subsidiaries or any ERISA Affiliate, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to any Credit Party, any of its Subsidiaries or any ERISA Affiliate, (d) except as may be required by applicable law, enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to any ERISA Affiliate, (e) permit the present value of all nonforfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Pension Plan) materially to exceed the fair market value of Pension Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent or any Lender of any of their rights under this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the IRC.

7.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

7.1          If any Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

7.2          If any Credit Party or any Material Subsidiary of any Credit Party:

(a)           fails to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.2, 5.3, 5.4, 5.5, 5.8, 5.12, 5.14, 5.16, 5.17, 5.18, 5.20 and 6.1 through 6.17 of this Agreement or Sections 6, 8 or 10 of the Security Agreement;

(b)           fails to perform or observe any covenant or other agreement contained in any of Sections 5.6, 5.7, 5.9, 5.10, 5.11, 5.15 and 5.19 of this Agreement and such failure continues for a period of 10 Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of the applicable Credit Party or applicable Material Subsidiary or (ii) written notice thereof is given to Administrative Borrower by Agent; or

(c)           fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents to which such Credit Party is a party; in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of such Credit Party or (ii) written notice thereof is given to Administrative Borrower by Agent;

7.3          If any material portion of any Credit Party’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Credit Party or the applicable Subsidiary;

7.4          If an Insolvency Proceeding is commenced by any Credit Party or any Subsidiary of a Credit Party;

7.5          If an Insolvency Proceeding is commenced against any Credit Party or any Subsidiary of a Credit Party, and any of the following events occur:  (a) the applicable Credit Party or Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Credit Party or any Subsidiary of a Credit Party, or (e) an order for relief shall have been issued or entered therein;

7.6          If any Credit Party or any Subsidiary of a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

7.7          If one or more judgments, orders, or awards involving an aggregate amount of $5,000,000 or more (excluding amounts covered by insurance pursuant to which the insurer has accepted liability therefor in writing), or any lesser amount at any time when Availability is less than the amount of such judgment, order or award, shall, in either case, be entered or filed against any Credit Party or any Material Subsidiary of any Credit Party or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Credit Party or the applicable Material Subsidiary;

7.8          If, with respect to any other Indebtedness of any Credit Party or Material Subsidiary of any Credit Party involving an aggregate amount of $1,000,000 or more or any other Indebtedness which is subject to a Subordination Agreement, (a) there is a default in one or more agreements to which any Credit Party or any Material Subsidiary of a Credit Party is a party with one or more third Persons relative to such Indebtedness, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Credit Party’s or Material Subsidiary’s obligations thereunder or otherwise seek payment or institute action with respect to such Indebtedness or (b) any such Indebtedness shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption permitted to be made under the terms of the Loan Documents), prior to the stated maturity thereof;

7.9          If any warranty, representation, statement, or Record made herein or in any other Loan Document or made or delivered to Agent or any Lender in connection with this Agreement or any other Loan

Document by any Credit Party, any Material Subsidiary of a Credit Party or any of their respective officers, directors or managers proves to be untrue in any material respect (or in any respect if such warranty, representation or statement, by its terms, is already subject to a materiality qualifier) as of the date of issuance or making or deemed making thereof;

7.10        If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor;

7.11        If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement; or

7.12        Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Credit Party or any Material Subsidiary of a Credit Party, or a proceeding shall be commenced by any Credit Party or any Material Subsidiary of a Credit Party, or by any Governmental Authority having jurisdiction over any Credit Party or any Material Subsidiary of a Credit Party, seeking to establish the invalidity or unenforceability thereof, or any Credit Party or any Material Subsidiary of a Credit Party shall deny that it has any liability or obligation purported to be created under any Loan Document.

7.13        If there occurs one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Credit Party, any of its Subsidiaries, or any of their respective ERISA Affiliates (collectively, the “Controlled Group ERISA Affiliates”) (or is reasonably likely, as determined in the reasonable discretion of Agent, to result in liability to any Credit Party, any of its Subsidiaries or any of their respective Controlled Group ERISA Affiliates in the case of liability of any of their respective ERISA Affiliates that are not Controlled Group ERISA Affiliates) in excess of $1,000,000; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans maintained, sponsored or obligated to be contributed by any Credit Party, any of its Subsidiaries or any of their Controlled Group ERISA Affiliates (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $1,000,000; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans maintained, sponsored or obligated to be contributed by ERISA Affiliate (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $1,000,000 and which is reasonably likely, as determined in the reasonable discretion of Agent, to result in liability of any Credit Party, any of its Subsidiaries, or any of their respective Controlled Group ERISA Affiliates.

7.14        [Reserved.]

7.15        If, in the event any bank at which any Cash Management Account is maintained or any bank at which any Deposit Account of any Credit Party containing deposits is maintained shall fail to comply with any of the material terms of any Cash Management Agreement or Control Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Credit Party shall fail to comply with any of the material terms of any Control Agreement to which such Person is a party, and, in each case, any Credit Party or any Material Subsidiary of any Credit Party fails to transfer such Deposit Account or Securities Account to a bank, securities intermediary, commodity intermediary or other financial institution reasonably satisfactory to the Agent within 30 days from the date such Credit Party or such Material Subsidiary of a Credit party becomes aware of the failure of such bank, securities intermediary, commodity intermediary or other financial institution fails to comply with any of the material terms of the applicable Cash Management Agreement or Control Agreement.

7.16        If any Change of Control shall occur.

8.             THE LENDER GROUP’S RIGHTS AND REMEDIES.

8.1          Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by each Credit Party:

(a)           Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)           Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c)           Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations; and

(d)           The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to any Credit Party or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Credit Party.

8.2          Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.             TAXES AND EXPENSES.

If any Credit Party or any of their respective Subsidiaries fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any such Credit Party or Subsidiary, may do any or all of the following:  (a) make payment of the same or any part thereof, (b) set up such reserves against the Availability or the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent.  Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement.  Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10.          WAIVERS; INDEMNIFICATION.

10.1        Demand; Protest; etc.  Each Credit Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guaranties at any time held by the Lender Group on which any such Credit Party may in any way be liable.

10.2        The Lender Group’s Liability for Collateral.  Each Credit Party hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code or other applicable law, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Credit Parties.

10.3        Indemnification.  Each Credit Party shall jointly and severally pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, penalties and damages, and all reasonable fees and disbursements of attorneys, experts and consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of any Credit Party’s or its Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Credit Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of any Credit Party or any of its Subsidiaries (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, the Credit Parties shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which the Credit Parties were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Credit Parties with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

10.4        Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, or Letter of Credit or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.          NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any Credit Party or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to any Credit Party, in care of Administrative Borrower at:	ADVENT SOFTWARE, INC. 600 Townsend Street San Francisco, California 94103 Attn: Chief Financial Officer Vice President of Finance Chief Legal Officer Fax No.: (415) 369-2912

with copies to:	WILSON, SONSINI, GOODRICH & ROSATI, P.C. 650 Page Mill Road Palo Alto, California 94304 Attn: Mark A. Bertelsen, Esq. Fax No.: (650) 493.6811

If to Agent:	WELLS FARGO FOOTHILL, INC. 2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404 Attn: Business Finance Division Manager Fax No.: (310) 453-7413

with copies to:	BINGHAM MCCUTCHEN LLP 355 South Grand Avenue, Suite 4400 Los Angeles, CA 90071 Attn: Sandra L. Montgomery, Esq. Fax No.: (213) 680-6499

Agent and the Credit Parties may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties.  All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.  Each Credit Party acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12.          CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)           TO THE EXTENT PERMITTED BY LAW, EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)           NOTWITHSTANDING SECTION (c) ABOVE, ALL CLAIMS, CAUSES OF ACTION, CONTROVERSIES OR OTHER DISPUTES ARISING FROM, OR RELATED TO, THIS AGREEMENT (EACH, A “CLAIM”), INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY HERETO, BE HEARD AND DETERMINED BY A REFEREE PURSUANT TO CHAPTER 6, SECTION 638 ET SEQ., OF THE CALIFORNIA CODE OF CIVIL PROCEDURE (A “REFERENCE”).  SUCH PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE.  IN THE EVENT THAT SUCH PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE APPLICABLE COURT.  THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT.  NOTHING IN THIS SECTION 12(d) SHALL LIMIT THE RIGHT OF ANY PARTY TO THE REFERENCE AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES.  THE PARTIES TO THE REFERENCE SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE.  THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION AND ENFORCEABILITY OF THIS SECTION 12(d).  THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE CLAIMS WILL BE ADJUDICATED OR HEARD BY A JURY.

13.          ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1        Assignments and Participations.

(a)           Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of, unless waived by the Agent, of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that (A) Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by the Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500 and (B) unless an Event of Default then exists, prior to making such an assignment, such assigning Lender shall use good faith efforts to consult with Administrative Borrower as to the proposed Assignee.  Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b)           From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrowers, the assigning Lender and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9 of this Agreement.

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or its Subsidiaries or the performance or observance by any Credit Party or its Subsidiaries of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement and the Subordination Agreements (if any), together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and (vii) such Assignee expressly assumes all rights and obligations of such assigning Lender under the Subordination Agreements (if any) and agrees to be bound by the terms thereof.

(d)           Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)           Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)            In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to the Credit Parties and their respective Subsidiaries and their respective businesses.

(g)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

13.2        Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Credit Party may assign this Agreement or any of its rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Credit Party from its obligations hereunder or under any other Loan Document.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Credit Party is required in connection with any such assignment.

14.          AMENDMENTS; WAIVERS.

14.1        Amendments and Waivers.  Except for actions expressly permitted to be taken by Agent, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Credit Party or a Subsidiary of a Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby, do any of the following:

(a)           increase or extend any Commitment of any Lender,

(b)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c)           reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d)           change the Pro Rata Share that is required to take any action hereunder,

(e)           amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f)            other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(g)           change the definition of “Required Lenders” or “Pro Rata Share,”

(h)           contractually subordinate any of the Agent’s Liens,

(i)            other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Credit Party from any obligation for the payment of money or from any guaranty thereof,

(j)            amend any of the provisions of Sections 2.4(b)(i) or 2.4(b)(ii),

(k)           change the definitions of Loan Limit, Maximum Revolver Amount or change Section 2.1(b), or

(l)            amend any of the provisions of Section 15;

provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document; and provided further, however, any amendment or modification that directly affects or alters the express rights or obligations of any Credit Party shall also require the consent or agreement of such Credit Party (which, in the case of any Borrower, may be given by the Administrative Borrower).  The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Credit Party, shall not require consent by or the agreement of any Credit Party.  Without limiting the foregoing, upon the occurrence of an Event of Default, such Event of Default shall be deemed to continue and exist until such time as it has been waived in accordance with the terms of this Section 14.1.

14.2        Replacement of Holdout Lender.

(a)           If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)           Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

14.3        No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by the Credit Parties of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.          AGENT; THE LENDER GROUP.

15.1        Appointment and Authorization of Agent.  Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as such on the express conditions contained in this Section 15.  The provisions of this Section 15 are solely for the benefit of Agent and the Lenders, and the Credit Parties and their respective Subsidiaries shall have no rights as third party beneficiaries of any of the provisions contained herein.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to the Credit Parties or their Subsidiaries, the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2        Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3        Liability of Agent.  None of the Agent Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Credit Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or its Subsidiaries or any other party to any

Loan Document to perform its obligations hereunder or thereunder.  No Agent Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Credit Party or its Subsidiaries.

15.4        Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5        Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6        Credit Decision.  Each Lender acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Credit Party or its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Credit Party or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Credit Party or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any other Person party to a Loan Document that may come into the possession of any of the Agent Related Persons.

15.7        Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonably attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Credit Party is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of any Credit Party and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent is not reimbursed for such costs and expenses by Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of any Credit Party.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8        Agent in Individual Capacity.  WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Credit Party or its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding the Credit Parties or their respective Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Credit Parties, Affiliates or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include WFF in its individual capacity.

15.9        Successor Agent.  Agent may resign as Agent upon 45 days notice to the Lenders (unless such notice is waived by the Required Lenders).  If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders.  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10      Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Credit Party or its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Credit Party or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Credit Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11      Collateral Matters.

(a)           The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Credit Party or its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Credit Party or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders.  Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Credit Party in respect of) all interests retained by the applicable Credit Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)           Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Credit Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.12      Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Credit Party or any of its Subsidiaries or any deposit accounts of such Credit Party or Subsidiary now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Credit Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)           If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13      Agency for Perfection.  Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14      Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15      Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16      Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)           is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting any Credit Party or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)           expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding a Credit Party or its Subsidiaries and will rely significantly upon the books and records of the Credit Parties and their respective Subsidiaries’ books and records, as well as on representations of such Person’s personnel,

(d)           agrees to keep all Reports and other material, non-public information regarding the Credit Parties and their respective Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing:  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Credit Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Credit Party or its Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Credit Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17      Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Credit Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.          WITHHOLDING TAXES.

(a)           All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the penultimate sentence of this Section 16(a).  “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender) and all interest, penalties or similar liabilities with respect thereto.  If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own (i) failure to comply with Section 16(b) or Section 16(c) (other than as a result of a change in law after such Lender becomes a party hereto) or (ii) willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Each Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by any Borrower.  The Borrowers shall not be required to indemnify any Lender or the Agents, or pay any additional amounts to any Lender or the Agent, in respect of United States withholding tax pursuant to this Section 16(a) to the extent that the obligation to withhold amounts with respect to United States withholding tax existed on the date such Lender became a party to this Agreement, provided, however, that the foregoing shall not apply to the extent the indemnity payment or additional amounts any assignee or transferee (other than a Participant) of a Lender would be entitled to receive (without regard to this provision of Section 16(a)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such assignee or transferee (other than a Participant) would have been entitled to receive in the absence of such assignment or transfer.

(b)           If a Lender claims an exemption from United States withholding tax, Lender agrees with and in favor of Agent and any Borrower, to deliver to Agent:

(i)         if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower;

(ii)        if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower;

(iii)       if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower; or

(iv)       such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United

States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower.

Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)           If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower.

Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)           If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent and Administrative Borrower of  the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender.  To the extent of such percentage amount, Agent and Borrowers will treat such Lender’s documentation provided pursuant to Sections 16(b) or 16(c) as no longer valid.  With respect to such percentage amount, such assigning Lender may provide new documentation, pursuant to Sections 16(b) or 16(c), if applicable.

(e)           If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (b) or (c) of this Section 16 are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f)            If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 16, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(g)           If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay to Administrative Borrower, for the benefit of such Borrower, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon the request of Agent or such Lender, agree, jointly and severally, to repay the amount paid over to any Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) under this Section 16(g) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.

This Section 16(g) shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(h)           Any Lender claiming any additional amounts payable pursuant to this Section 16 agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable business judgment of such Lender be otherwise disadvantageous to such Lender.

17.          GENERAL PROVISIONS.

17.1        Effectiveness.  This Agreement shall be binding and deemed effective when executed by the Credit Parties, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2        Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3        Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or the Credit Parties, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5        Bank Product Providers.  Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein.  In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

17.6        Lender-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and Credit Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and Credit Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7        Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8        Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Credit Party or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of all Credit Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9        Confidentiality.

(a)           Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Credit Parties and their respective Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by such Person or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (vi) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that any such assignee, participant or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.  The provisions of this Section 17.9 shall survive for 2 years after the payment in full of the Obligations.

(b)           Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

17.10      Lender Group Expenses.  Credit Parties agree to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agrees that their obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11      Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify the Credit Parties in accordance with the Patriot Act.  Credit Parties agree to provide all such information to Agent and the Lenders upon request by Agent at any time.

17.12      Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13      Parent as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower or any other Credit Party as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14      Public Disclosure.  Each Credit Party agrees that neither it nor any of its Affiliates will issue any press release or other disclosure made generally available to the public using the name of Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of Agent and such Lender, except to the extent that such Credit Party or such Affiliate is required to do so under applicable law (in which event, such Credit Party or such Affiliate, as applicable, will provide to Agent a copy of such press release or other public disclosure (other than filings made with the SEC in the ordinary course which refer to or describe the terms of this Agreement and the Loan Documents) before issuing such press release or other public disclosure).  Each Credit Party hereby authorizes Agent and each Lender, with the consent of Administrative Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as Agent and the Lenders shall deem appropriate, including announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as Agent or such Lender shall deem appropriate.

17.15      Electronic Delivery of Certain Information.  With respect to information on Schedules to this Agreement or the Disclosure Letter permitted to be updated by the Credit Parties after the Closing Date and documents required to be delivered pursuant to Section 5.3, such information may be delivered pursuant to the transmission of written notice to Agent including a link to a webpage accessible by Agent containing such information and specific identification of (a) the Schedule to be updated and (b) the specific location of such information on such webpage.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ADVENT SOFTWARE, INC., a Delaware corporation

By: /s/ Graham V. Smith

Graham V. Smith
Executive Vice President, Chief Financial Officer

HUB DATA INCORPORATED, a Massachusetts corporation

By: /s/ Graham V. Smith
Graham V. Smith
Executive Vice President, Chief Financial Officer

MICROEDGE, INC., a New York corporation

By: /s/ Graham V. Smith
Graham V. Smith
Executive Vice President, Chief Financial Officer

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender

By: /s/ Alexander E. Hechler
Alexander E. Hechler
Vice President

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION
	1.1	Definitions
	1.2	Accounting Terms
	1.3	Code
	1.4	Construction
	1.5	Schedules and Exhibits
2.	LOAN AND TERMS OF PAYMENT
	2.1	Revolver Advances
	2.2	[Reserved]
	2.3	Borrowing Procedures and Settlements
	2.4	Payments
	2.5	Overadvances; Payment at Maturity
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations
	2.7	Cash Management
	2.8	Crediting Payments; Clearance Charge
	2.9	Designated Account
	2.10	Maintenance of Loan Account; Statements of Obligations
	2.11	Fees
	2.12	Letters of Credit
	2.13	LIBOR Option
	2.14	Capital Requirements
3.	CONDITIONS; TERM OF AGREEMENT
	3.1	Conditions Precedent to the Initial Extension of Credit
	3.2	Conditions Precedent to all Extensions of Credit
	3.3	Term
	3.4	Effect of Termination
	3.5	Early Termination by Borrowers
4.	REPRESENTATIONS AND WARRANTIES
	4.1	No Encumbrances
	4.2	Accounts
	4.3	[Reserved]
	4.4	Equipment
	4.5	Location of Inventory and Equipment

i

	4.6	[Reserved]
	4.7	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims
	4.8	Due Organization and Qualification; Subsidiaries
	4.9	Due Authorization; No Conflict
	4.10	Litigation
	4.11	No Material Adverse Change
	4.12	Fraudulent Transfer
	4.13	Employee Benefits
	4.14	Environmental Condition
	4.15	Intellectual Property
	4.16	Leases
	4.17	Deposit Accounts and Securities Accounts
	4.18	Complete Disclosure
	4.19	Indebtedness
	4.20	Material Contracts
	4.21	Issuance of Stock Options
5.	AFFIRMATIVE COVENANTS
	5.1	Accounting System
	5.2	Collateral Reporting
	5.3	Financial Statements, Reports, Certificates
	5.4	Credit Party Reports
	5.5	Inspection
	5.6	Maintenance of Properties
	5.7	Taxes
	5.8	Insurance
	5.9	Location of Inventory and Equipment
	5.10	Compliance with Laws
	5.11	Leases
	5.12	Existence
	5.13	Environmental
	5.14	Disclosure Updates
	5.15	Control Agreements
	5.16	Formation of Subsidiaries

	5.17	ERISA Compliance
	5.18	Restructuring of Cash Management
	5.19	Further Assurances
	5.20	Post Closing Requirements
6.	NEGATIVE COVENANTS
	6.1	Indebtedness
	6.2	Liens
	6.3	Restrictions on Fundamental Changes
	6.4	Disposal of Assets
	6.5	Change Name
	6.6	Nature of Business
	6.7	Payments and Amendments
	6.8	[Reserved.]
	6.9	Consignments
	6.10	Distributions
	6.11	Accounting Methods
	6.12	Investments
	6.13	Transactions with Affiliates
	6.14	Use of Proceeds
	6.15	[Reserved.]
	6.16	Financial Covenant
	6.17	ERISA
7.	EVENTS OF DEFAULT
8.	THE LENDER GROUP’S RIGHTS AND REMEDIES
	8.1	Rights and Remedies
	8.2	Remedies Cumulative
9.	TAXES AND EXPENSES
10.	WAIVERS; INDEMNIFICATION
	10.1	Demand; Protest; etc
	10.2	The Lender Group’s Liability for Collateral
	10.3	Indemnification
	10.4	Waiver of Consequential Damages, Etc
11.	NOTICES

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS
	13.1	Assignments and Participations
	13.2	Successors
14.	AMENDMENTS; WAIVERS
	14.1	Amendments and Waivers
	14.2	Replacement of Holdout Lender
	14.3	No Waivers; Cumulative Remedies
15.	AGENT; THE LENDER GROUP
	15.1	Appointment and Authorization of Agent
	15.2	Delegation of Duties
	15.3	Liability of Agent
	15.4	Reliance by Agent
	15.5	Notice of Default or Event of Default
	15.6	Credit Decision
	15.7	Costs and Expenses; Indemnification
	15.8	Agent in Individual Capacity
	15.9	Successor Agent
	15.10	Lender in Individual Capacity
	15.11	Collateral Matters
	15.12	Restrictions on Actions by Lenders; Sharing of Payments
	15.13	Agency for Perfection
	15.14	Payments by Agent to the Lenders
	15.15	Concerning the Collateral and Related Loan Documents
	15.16	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information
	15.17	Several Obligations; No Liability
16.	WITHHOLDING TAXES
17.	GENERAL PROVISIONS
	17.1	Effectiveness
	17.2	Section Headings
	17.3	Interpretation
	17.4	Severability of Provisions
	17.5	Bank Product Providers

17.6	Lender-Creditor Relationship
17.7	Counterparts; Electronic Execution
17.8	Revival and Reinstatement of Obligations
17.9	Confidentiality
17.10	Lender Group Expenses
17.11	Patriot Act
17.12	Integration
17.13	Parent as Agent for Borrowers
17.14	Public Disclosure
17.15	Electronic Delivery of Certain Information

v

EXHIBITS AND SCHEDULES
TO CREDIT AGREEMENT

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit L-2	Form of Loan Limit Certificate

Schedule A-1	Agent’s Account
Schedule C-1	Commitments

Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 5.2	Collateral Reporting
Schedule 5.3	Financial Statements, Reports, Certificates

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Schedule C-1

Commitments

Lender	Commitment
Wells Fargo Foothill, Inc.	$75,000,000

All Lenders	$75,000,000

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SCHEDULE 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account as that term is defined in the Code.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Administrative Borrower or its Subsidiaries.

“Additional Documents” has the meaning specified therefor in Section 5.19.

“Administrative Borrower” has the meaning specified therefor in Section 17.13.

“Advances” has the meaning specified therefor in Section 2.1(a).

“Acquisition” means (a) a Stock Acquisition, or (b) an Asset Acquisition, as the context requires.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.13 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by any Credit Party to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Asset Acquisition” means the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of any other Person.

“Assignee” has the meaning specified therefor in Section 13.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any officer or employee of Administrative Borrower.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Bank Product” means any financial accommodation extended to any Credit Party or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Credit Party or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Credit Party or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Credit Party or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Credit Party or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bank Product Reserve” means, as of any date of determination, the lesser of (a) $7,500,000, and (b) the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of the Credit Parties’ and their respective Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

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“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Credit Party or any Subsidiary or ERISA Affiliate of any Credit Party has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Parent (or as the context may require, of any Credit Party) or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California or New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 2 years from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit

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Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Account” has the meaning specified therefor in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among Administrative Borrower or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

“Cash Sweep Instruction” has the meaning specified therefor in Section 2.7(b).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (c) a majority of the members of the Board of Directors do not constitute Continuing Directors or (d) other than pursuant to a transaction permitted under Section 6.3, any Credit Party fails to own and control, directly or indirectly, 100% of the Stock of each of its Subsidiaries.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Agent sends Administrative Borrower a written notice that each of the conditions precedent set forth on Schedule 3.1 either have been satisfied or have been waived.

“Code” means the California Uniform Commercial Code.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Credit Party or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Credit Party’s or its Subsidiaries’ books and records, Equipment or Inventory, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 or pursuant to Section 2.1(d).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

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“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent (or any Credit Party, as the context may require) on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent (or any Credit Party, as the context may require) and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by a Credit Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Foreign Corporation” means a “controlled foreign corporation” as defined in the IRC.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Credit Parties” means, collectively, Borrowers and the Guarantors, and “Credit Party” means any one of them.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans.

“Deposit Account” means any deposit account as that term is defined in the Code.

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1 to the Disclosure Letter.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Disclosure Letter.

“Disclosure Letter” means that certain Disclosure Letter, dated the date hereof, delivered by the Credit Parties to Agent, in form and substance satisfactory to the Agent.

“Dollars” or “$” means United States dollars.

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ (a) consolidated net earnings (or loss), minus (b) the sum of (i) extraordinary gains and interest income for such period and (ii) software development costs to the extent capitalized during such period, plus

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(c) the sum of (i) interest expense, income taxes and depreciation and amortization for such period, (ii) non-cash charges for Stock based compensation to employees of Parent or its Subsidiaries for the 12 calendar month period ending on the last day of such fiscal period and (iii) during the period from October 1, 2006 through December 31, 2007, non-cash restructuring charges; in each case, determined on a consolidated basis in accordance with GAAP.  For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X promulgated under the Exchange Act or in such other manner acceptable to the Agent as if the Permitted Acquisition occurred on the first day of such Reference Period.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Lender or Affiliate (other than individuals) of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Credit Party, any Subsidiary of a Credit Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Credit Party, any Subsidiary of a Credit Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Credit Party or any Subsidiary of a Credit Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment as that term is defined in the Code.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means each business or entity which is, or within the last six years was, a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with any Credit Party or any of their respective Subsidiaries within the meaning of Section 414(b), (c) or (m) of the IRC, required to be aggregated with any Credit Party or any of their respective Subsidiaries under Section 414(o) of the IRC, or is, or within the last six years was, under “common control” with any Credit Party or any of their respective Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Credit Party, any of their respective Subsidiaries, or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Credit Party, any of their respective Subsidiaries, or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA;  (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate to make any required contribution to a Pension Plan (or the failure to make a required contribution in any material respect with respect to any Plan that is not a Pension Plan or a Multiemployer Plan), or the failure to meet the minimum funding standard of Section 412 of the IRC with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the IRC) or the failure to make by its due date a required installment under Section 412(m) of the IRC with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any material liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party, any of their respective Subsidiaries or any ERISA Affiliate; (j) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the IRC with respect to any Pension Plan; (k) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Credit Party, or any of their respective Subsidiaries, may be directly or indirectly liable and which is reasonably expected to result in a material liability to any Credit Party or any of their respective Subsidiaries; (l) a material violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the IRC by any fiduciary or disqualified person for which any Credit Party, any of their respective Subsidiaries or any ERISA Affiliate may be directly or indirectly liable; (m) the occurrence of an act or omission which could give rise to the imposition on any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate of material fines, material penalties, material taxes or material related charges under Chapter 43 of the IRC or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (n) the assertion of a material claim

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(other than routine claims for benefits) against any Plan or the assets thereof, or against any Credit Party or any of their respective Subsidiaries in connection with any such Plan; (o) receipt from the Internal Revenue Service of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the IRC, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the IRC; (p) the imposition of any lien on any of the rights, properties or assets of any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate, in either case pursuant to Section 302(f) of ERISA or Title IV of ERISA or to the penalty or excise tax provisions of the IRC or to Section 401(a)(29) or 412(n) of the IRC; or (q) the establishment or amendment by any Credit Party or any of their respective Subsidiaries, of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment health benefits in a manner that would materially increase the liability of any Credit Party or any of their respective Subsidiaries.

“Event of Default” has the meaning specified therefor in Section 7.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of their historical levels with respect thereto and all book overdrafts of Borrowers and their Subsidiaries in excess of their historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fee Letter” means that certain fee letter, dated as of the date hereof, among Borrowers and Agent, in form and substance satisfactory to Agent.

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Parent, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Parent or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Revolver Usage, and the amount of their Capital Lease Obligations.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means any Person at any time providing a guaranty in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, with respect to the Obligations or whose assets are otherwise pledged as security for the repayment of the Obligations; and “Guarantor” means any one of them.

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“Guaranty” means any guaranty at any time executed and delivered by any Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, whether by execution of a joinder to the guaranty described in the foregoing clause (a) or otherwise.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by any Credit Party or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Credit Party’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a).

“Indebtedness” means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, hedges, derivatives or other similar products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), including, without limitation, earn-outs and other similar obligations, whether contingent or otherwise, (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

“Indemnified Person” has the meaning specified therefor in Section 10.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and including the appointment of a trustee, receiver, administrative receiver, administrator or similar Person.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by the Credit Parties and each of their respective Subsidiaries and Agent, the form and substance of which is satisfactory to Agent.

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“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory as that term is defined in the Code.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Policy” means Parent’s cash management policy described on Schedule I-1 to the Disclosure Letter, as the same may be revised after the Closing Date pursuant to the approval of the Board of Directors of Parent and disclosed to Agent.

“IRC” means the Internal Revenue Code of 1986.

“Issuing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“L/C” has the meaning specified therefor in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning specified therefor in Section 2.12(a).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Credit Party or its Subsidiaries under any of the Loan

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Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with the Credit Parties or their respective Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Credit Party or any Subsidiary of a Credit Party, including without limitation, amounts incurred or paid in connection with Indemnified Liabilities as set forth in Section 10.3, (h) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonably attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Credit Party or any Subsidiary of a Credit Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (ii) causing the Underlying Letters of Credit to be returned to the Issuing Lender, or (iii) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to the Agent (in its sole discretion) in an equal to 105% of the then existing Letter of Credit Usage.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Leverage Ratio” means, as of any date of determination, (a) the amount of Parent’s Funded Indebtedness as of such date, divided by (b) Parent’s EBITDA for the 12 month period ended as of such date.

“LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i).

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“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.13(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 1.50 percentage points.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease, any synthetic or other financing lease having substantially the same economic effect as any of the foregoing or and/or any delivery of stock certificates or other negotiable collateral to any creditor.

“Limiter Excess” has the meaning specified therefor in Section 2.4(c).

“Line Increase” has the meaning specified therefor in Section 2.1(d).

“Loan Account” has the meaning specified therefor in Section 2.10.

“Loan Documents” means the Agreement, the Additional Documents, the Bank Product Agreements, the Loan Limit Certificates, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreement, the Disclosure Letter, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Perfection Certificate, the Security Agreement, the Subordination Agreements, the Trademark Security Agreement, any note or notes executed by a Borrower in connection with the Agreement and payable to a member of the Lender Group and any other agreement entered into, now or in the future, by any Credit Party or any of their respective Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Limit” has the meaning specified therefor in Section 2.4(c).

“Loan Limit Certificate” means a certificate in the form of Exhibit L-2.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of either (i) any Borrower who, as of any date of determination, contributed 10% or more of the TTM Recurring Revenue most recently reported to Agent pursuant to a Loan Limit Certificate or (ii) the Credit Parties and their respective Subsidiaries, taken as a whole, (b) a material impairment of the ability to perform its material obligations under the Loan Documents to which it is a party with respect to either (i) any Borrower who, as of any date of determination, is a Material Subsidiary or (ii) the Credit Parties and their respective Subsidiaries, taken as a whole, (c) a material impairment of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (d) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Credit Party or a Subsidiary of a Credit Party.

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“Material Contracts” means each contract or agreement required to be filed with the SEC as an exhibit to Parent’s most recent Annual Report on Form 10-K and Quarterly Report(s) on Form 10-Q pursuant to the requirements of clauses (2), (4), (9) or (10) of Item 601(b) of Regulation S-K (other than those which have expired, terminated or are otherwise no longer in effect).

“Material Subsidiary” means any Subsidiary of a Credit Party who contributed 10% or more of the TTM Recurring Revenue most recently reported to Agent pursuant to a Loan Limit Certificate.

“Maturity Date” has the meaning specified therefor in Section 3.3.

“Maximum Revolver Amount” means $75,000,000, as such amount may be increased pursuant to Section 2.1(d).

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgage Policy” means any and all mortgagee title insurance policies (or marked commitments to issue the same), in form and substance satisfactory to Agent in its Permitted Discretion, for the Real Property Collateral, issued by a title insurance company satisfactory to Agent in amounts satisfactory to Agent, assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens thereon free and clean of all defects and encumbrances except Permitted Liens.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or a Subsidiary of a Borrower in favor of Agent, in form and substance satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Credit Party, any of its Subsidiaries, or any ERISA Affiliate makes, is making, is obligated, or within the last six years has been obligated, to make contributions.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents, by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Originating Lender” has the meaning specified therefor in Section 13.1(e).

“Overadvance” has the meaning specified therefor in Section 2.5.

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“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e).

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was within the last six years maintained or sponsored by any Credit Party, any of its Subsidiaries, or any ERISA Affiliate or to which any Credit Party, any of its Subsidiaries, or any ERISA Affiliate has within the last six years made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the IRC, Section 302 of ERISA or Title IV of ERISA.

“Perfection Certificate” means the representations and warranties of officers form submitted by Agent to Administrative Borrower, together with the Credit Parties’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent in its Permitted Discretion.

“Permitted Acquisition” means (a) a Permitted Cash Acquisition, or (b) a Permitted Non-Cash Acquisition, as the context requires.

“Permitted Cash Acquisition” means any Acquisition as to which each of the following is applicable;

(a)           such Acquisition qualifies as a Permitted Non-Cash Acquisition except that the consideration payable in respect of the proposed Acquisition includes some form of consideration other than solely the consideration specified in clause (b) of the definition of Permitted Non-Cash Acquisition;

(b)           Parent has provided Agent with forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition (on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent;

(c)           Borrowers shall have Availability plus Qualified Cash in an amount equal to $25,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

(d)                   the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States,

(e)                   the cash portion of the purchase consideration payable in respect of all Permitted Cash Acquisitions, in the aggregate (including the proposed Acquisition and including deferred payment obligations) shall not exceed $20,000,000 in the aggregate; provided, however, that

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the cash portion of the Purchase Price of any single Permitted Cash Acquisition or series of related Permitted Cash Acquisitions shall not exceed $5,000,000 in the aggregate,

(f)                    in the case of an Asset Acquisition (and notwithstanding any contrary provisions of Section 5.16 or any other contrary provision of the Agreement), Borrower or the Guarantor, as applicable, shall have executed and delivered any and all documentation reasonably requested by Agent in order to provide Agent with a first priority perfected security interest, subject to Permitted Liens, in such assets, and

(g)                   in the case of a Stock Acquisition (and notwithstanding any contrary provisions of Section 5.16 or any other contrary provision of the Agreement), (i) the Person whose Stock is being acquired shall have executed and delivered any and all documentation reasonably requested by Agent in order to become a Guarantor, (ii) the Person whose Stock is being acquired shall have executed and delivered any and all documentation reasonably requested by Agent in order to provide Agent with a first priority perfected security interest, subject to Permitted Liens, in the assets of such Person, and (iii) the owner of the Stock subject to such Stock Acquisition shall have executed and delivered any and all documentation reasonably requested by Agent in order to provide Agent with a first priority perfected security interest in such Stock.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a lender of the same type as WFF) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and (e) transfers of assets (i) of a Borrower to another Borrower, (ii) of a Guarantor to any Credit Party, (iii) of a Subsidiary of any Credit Party that is not also a Credit Party to a Credit Party or another U.S. Subsidiary of a Credit Party, (iv) of a Subsidiary that is a Controlled Foreign Corporation of any Credit Party to any Credit Party or Subsidiary of any Credit Party, (v) made in connection with transactions permitted under Sections 6.2, 6.3, 6.10, 6.12 or 6.14, or (vi) which do not involve assets having a book value in excess of $100,000 in the aggregate during any one calendar year.

“Permitted Distributions” means (a) repurchases or redemptions of the Stock of Parent held by its employees, officers or directors pursuant to any employee stock ownership plan thereof which are made upon the termination, retirement or death of any such employee, officer or director (as applicable) in accordance with the provisions of such plan so long as the aggregate amount paid in connection with such repurchases or redemptions does not exceed $250,000 in any fiscal year of Parent, (b) repurchases of the Stock of Parent pursuant to the Stock Repurchase Program so long as both before and after giving effect to any such repurchase (i) no Default or Event of Default has occurred or would occur and (ii) Excess Availability plus Qualified Cash equals or exceeds $25,000,000, (c) distributions or declarations and payment of dividends by any Subsidiary of a Credit Party that is not itself a Credit Party to its parent entity, by any Subsidiary of a Borrower to such Borrower or by any Subsidiary of a Guarantor that is not a Borrower to such Guarantor, (d) the purchase of fractional shares of Stock of Parent arising out of stock splits, dividends or combinations or the conversion of any convertible securities to the extent such stock splits, dividends or combinations or the conversion of any convertible securities are otherwise permitted under the Agreement and (e) dividends payable wholly in common Stock.

“Permitted Holder” means any of the Persons identified on Schedule P-1 to the Disclosure Letter.

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“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) in the case of the Credit Parties and their respective Subsidiaries, Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Credit Party or any Subsidiary of a Credit Party effected in the ordinary course of business or owing to a Credit Party or any Subsidiary of a Credit Party as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Credit Party or any Subsidiary of a Credit Party, (e) Investments existing on the Closing Date that are set forth on Schedule P-2 to the Disclosure Letter, it being understood and agreed that, except as otherwise permitted under another provision of the Agreement, no further Investments are permitted with respect to any Investment listed on Schedule P-2 to the Disclosure Letter, including, without limitation, with respect to Second Street, (f) Investments arising as a result of Hedge Agreements permitted under Section 6.1(g), (g) Investments arising as a result of Indebtedness permitted under Section 6.1(f), (h) Investments by any Subsidiary of any Credit Party that is not itself a Credit Party made in a Credit Party or any other Subsidiary of any Credit Party, (i) Investments by any Guarantor in any Borrower or by any Borrower in any other Borrower, (j) loans by a Credit Party or Subsidiary of a Credit Party to its officers, directors and employees for travel, entertainment, relocation, and other ordinary course business expenses to the extent the aggregate outstanding amount of such loans does not exceed $100,000 as of any date of determination, (k) Permitted Acquisitions and the creation of any Subsidiaries in order to consummate any Permitted Acquisition, (l) Investments made in accordance with the Investment Policy other than Investments made in Second Street; provided, however, in the event any changes are made to the Investment Policy after the date hereof which Agent, in its Permitted Discretion, deems materially adverse to the interests of the Lender Group, Agent may revise this clause (l) as deemed necessary by Agent as a result of such changes, including, without limitation, to exclude any Investments which would not have been permitted under the Investment Policy as in effect on the Closing Date, and (m) other Investments not exceeding $500,000 in the aggregate during any calendar year which are not made with respect to Second Street Securities.

“Permitted Liens” means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-4 to the Disclosure Letter to the extent such Liens secure only the Indebtedness secured by such Liens on the Closing Date and any permitted Refinancing Indebtedness in respect thereof, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that (i) do not materially interfere with or impair the use or operation thereof and (ii) are not Environmental Liens, (l) bankers’ Liens, rights of set-off and similar rights and remedies arising by law or contract in favor of banks, brokerage firms and other such financial institutions with respect to cash and securities deposited with such banks, brokerage firms and other such financial institutions to the extent such Liens, rights and remedies

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secure or extend solely to amounts due as a result of the administration or maintenance of such deposited cash and securities, (m) Liens securing the payment of insurance premiums financed by an insurance financing company to the extent such Liens extend to returned premiums on the insurance policies so financed, (n) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (o) the Lien of Silicon Valley Bank on certificate of deposit number 8800060926, issued in the amount of $1,255,680 to Parent by Silicon Valley Bank to the extent such Lien secures only the reimbursement obligations of Parent with respect to letter of credit number SVBSF003903 issued by Silicon Valley Bank for the benefit of Toda Development, Inc. in the face amount of $1,255,680 and fees due in relation thereto and (p) to the extent the Credit Parties comply with the provisions of Section 5.20(b) within the time frames specified therein, the Liens listed on Schedule 5.20(b); provided, however, in no event shall any Permitted Lien include the delivery of any certificates evidencing Stock which is or is intended to be subject to Agent’s Lien to any Person other than Agent or a securities intermediary who has executed a Control Agreement with respect to such Stock in favor of Agent.

“Permitted Non-Cash Acquisition” means any Acquisition so long as:

(a)           no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition,

(b)           the consideration payable in respect of the proposed Acquisition shall be composed solely of (i) common Stock of Parent or (ii) proceeds of Indebtedness incurred pursuant to Section 6.1(j);

(c)           no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness, which, if incurred by a Credit Party, would be permitted under Section 6.1 and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result or such Acquisition other than Liens, which, if existing with respect to a Credit Party, would constitute Permitted Liens;

(d)           Parent has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition (adjusted to eliminate expense items that would not have been incurred and to include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Parent and Agent), Parent and its Subsidiaries, regardless of whether or not the Credit Parties are then required to be in compliance with Section 6.16, (i) would have been in compliance with the financial covenants in Section 6.16 for the 12 month period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 6.16 for the 12 month period ended one year after the proposed date of consummation of such proposed Acquisition, together with copies of all such historical financial statements of the Person or assets being acquired,

(e)           Parent has provided Agent with written notice of the proposed Acquisition at least 30 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

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(f)            the assets being acquired (other than a de minimis amount of assets in relation to Parent and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,

(g)           the subject assets or Stock, as applicable, are being acquired directly by a Credit Party, and (i) in the case of an Asset Acquisition, such Credit Party, as applicable, shall have executed and delivered or authorized, as applicable, any and all documentation reasonably requested by the Agent in order to include the newly acquired assets within the collateral hypothecated under the Loan Documents, and (ii) in the case of a Stock Acquisition, the applicable Credit Parties, shall have complied with Section 5.16 of the Agreement and

(h)           the proposed Acquisition shall be consensual and shall have been approved by the board of directors (or comparable managers) of the applicable counterparties to such Acquisition.

“Permitted Protest” means the right of any Credit Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Person’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Person in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness of any Credit Party or its Subsidiaries incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was within the last six years maintained or sponsored by any Credit Party or any of its Subsidiaries or to which any Credit Party or any of its Subsidiaries has within the last six years made, or was obligated to make, contributions, (b) a Pension Plan, or (c) a Qualified Plan.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a)           with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

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(b)           with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances, and

(d)           with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

“Protective Advances” has the meaning specified therefor in Section 2.3(d).

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, (a) the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries (other than Second Street or any other Subsidiary that is not a Credit Party) that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States and (b) 75% of the value of Permitted Investments made pursuant to the Investment Policy which do not constitute cash or Cash Equivalents to the extent held in Deposit Accounts or Securities Accounts which are subject to a Control Agreement and are maintained by a branch office of the bank or securities intermediary located within the United States; provided, however, (i) with respect to any determination of Qualified Cash made to determine compliance with the terms of the Credit Agreement or any other Loan Document, at least 50% of such Qualified Cash must constitute cash and Cash Equivalents as described in the foregoing clause (a) and (ii) in the event any changes are made to the Investment Policy after the date hereof which Agent, in its Permitted Discretion, deems materially adverse to the interests of the Lender Group, Agent may revise the definition of “Qualified Cash” as deemed necessary by Agent as a result of such changes, including, without limitation, to exclude or reduce the amount of Qualified Cash arising from any Investments which would not have been permitted under the Investment Policy as in effect on the Closing Date.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was within the last six years maintained or sponsored by any Credit Party, any of its Subsidiaries or any ERISA Affiliate or to which any Credit Party, any of its Subsidiaries or any ERISA Affiliate has within the last six years made or was obligated to make, contributions, and (b) that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Credit Party or a Subsidiary of any Credit Party and the improvements thereto.

“Real Property Collateral” means any Real Property of any Credit Party or any Subsidiary of a Credit Party which is subject to Agent’s Lien.

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“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Recurring Revenue” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ recurring revenues arising from the (i) license portion of term contracts, (ii) maintenance portion of term contracts, (iii) perpetual maintenance contracts, (iv) annual subscription contracts including Advent Custodial Data, Hub Market Data, Corporate Actions and Advent Back Office Services; in each case, determined on a consolidated basis in accordance with GAAP.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (b) such refinancings, renewals, or extensions do not result in an increase by more than two (2) percentage points in the interest rate with respect to the Indebtedness so refinanced, renewed, or extended, (c) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to the Credit Parties, (d) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (e) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations or any Collateral other than those Persons which were already obligated with respect to, or Collateral that was already pledged as, and permitted under the Agreement to be collateral for, the Indebtedness that was refinanced, renewed, or extended.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 14.2(a).

“Report” has the meaning specified therefor in Section 15.16.

“Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $100,000,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) exceed 50.1%; provided, however, if there are two or more Lenders as of any such date of determination, then “Required Lenders” must also be comprised of at least two Lenders.

“Rescission” has the meaning specified therefor in Section 2.7(b).

“Rescission Date” has the meaning specified therefor in Section 2.7(b).

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or

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emergency reserves) that are in effect on such date with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Street” means Second Street Securities, Inc., a Delaware corporation.

“Secretary” means, with respect to any Person, the duly elected or appointed secretary or other officer of such Person charged with keeping the corporate records of such Person.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Security Agreement” means a security agreement, in form and substance satisfactory to Agent, executed and delivered by the Credit Parties in favor of Agent, together with all supplements executed in connection therewith.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i).

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Repurchase Program” means Stock repurchase programs approved by the Board of Directors of Parent from time to time, consistent with past practice.

“Subordination Agreements” means, collectively, the Intercompany Subordination Agreement, the terms and conditions of any document governing Indebtedness of any Credit Party and/or its Subsidiaries which provide that such Indebtedness is subordinated to the Obligations in right of payment and/or that any Liens securing such Indebtedness are subordinate to Agent’s Liens and all other subordination or intercreditor agreements at any time entered into by any Person in favor of Agent and the Lenders with respect to Indebtedness owed or Liens granted to such Person by any Credit Party and/or its Subsidiaries.

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“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Successful Syndication” means that one or more Lenders other than WFF, satisfactory to Agent, hold a portion of the Commitment (after giving effect to any increase to the Commitment to be made pursuant to Section 2.1(d)) equal to the amount of the Line Increase.

“Swing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b).

“Swing Loan” has the meaning specified therefor in Section 2.3(b).

“Taxes” has the meaning specified therefor in Section 16(a).

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“Triggering Event” has the meaning specified therefor in Section 2.7(b).

“TTM Recurring Revenue” means, as of any date of determination, Recurring Revenue for the 12 calendar month period ending immediately prior to such date of determination.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“U.S. Subsidiary” means any Subsidiary of a Person that is not a Controlled Foreign Corporation.

“Voidable Transfer” has the meaning specified therefor in Section 17.8.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill, Inc., a California corporation.

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SCHEDULE 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of Agent and each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)           the Closing Date shall occur on or before February 17, 2007;

(b)           Agent shall have received a letter duly executed by each Credit Party authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c)           Agent shall have received and been satisfied with its review of: (i) evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, (ii) searches reflecting the filing of all such financing statements, (iii) evidence that no Liens, other than Permitted Liens or Liens which will be released as of the Closing Date or pursuant to Section 5.20(c) of the Agreement, exist with respect to any Credit Party or their respective assets in favor of any Person other than Agent and (iv) such other public records searches as to liens, judgments, litigation, bankruptcy filings and intellectual property registrations as Agent may request;

(d)           Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i)         the Cash Management Agreements,

(ii)        the Control Agreements,

(iii)       the Disclosure Letter,

(iv)       the Fee Letter,

(v)        the Intercompany Subordination Agreement;

(vi)       the Perfection Certificate, and

(vii)      the Security Agreement, together with (A) except as otherwise provided for by Sections 5.20(a) and (b), all certificates representing the shares of Stock pledged thereunder (other than the certificates representing the Stock described on Schedule P-2) along with Stock powers with respect thereto endorsed in blank and (B) all promissory notes pledged, if any, thereunder along with allonges endorsing such notes to Agent;

(e)           Agent shall have received a certificate from the Secretary of each Credit Party (i) attesting to the resolutions of such Credit Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Credit Party is a party, (ii) authorizing specific officers of such Credit Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Credit Party;

(f)            Agent shall have received copies of each Credit Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Credit Party and

(as applicable) the Secretary of State (or other such official) of the jurisdiction of such Credit Party’s organization;

(g)           Agent shall have received a certificate of status with respect to each Credit Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction;

(h)           Agent shall have received certificates of status with respect to each Credit Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Credit Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Credit Party is in good standing in such jurisdictions;

(i)            Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.8, the form and substance of which shall be satisfactory to Agent;

(j)            Agent shall have received an opinion of the Credit Parties’ counsel in form and substance satisfactory to Agent;

(k)           As of the Closing Date, Borrowers shall have the Required Availability after giving effect to the initial extensions of credit to be made hereunder on the Closing Date (if any) and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents;

(l)            Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of the Credit Parties’ and their respective Subsidiaries’ books and records and verification of the Credit Parties’ representations and warranties to the Lender Group, the results of which shall be satisfactory to Agent, and (ii) an inspection of each of the locations where the Credit Parties’ and their respective Subsidiaries’ Inventory is located, the results of which shall be satisfactory to Agent;

(m)          Agent shall have received unaudited balance sheets and statements of income of Parent for the calendar month ending November 30, 2006 materially consistent with the Projections previously provided to Agent, in form and substance satisfactory to Agent

(n)           Agent shall have received completed reference checks with respect to each Credit Party’s senior management, and any required Patriot Act compliance, the results of which are satisfactory to Agent in its sole discretion;

(o)           Borrowers shall have paid, by wire transfer of immediately available funds, all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(p)           Agent shall have received copies of each Material Contract, together with a certificate of the Secretary of Parent certifying each such document as being a true, correct, and complete copy thereof and the results of Agent’s and its counsel’s review thereof shall be satisfactory to Agent;

(q)           The Credit Parties and each of their respective Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by the Credit Parties of the Loan Documents or with the consummation of the transactions contemplated thereby; and

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(r)            all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

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SCHEDULE 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Weekly (no later than the first Business Day of each week)	(a) a detailed report regarding Borrowers’ and their Subsidiaries’ cash and Cash Equivalents, including an indication of which accounts constitute Qualified Cash.

Monthly (no later than the 10th day of each month)

(b)  a report regarding Borrowers’ and their Subsidiaries’ accrued, but unpaid, ad valorem taxes.

(c)  a detailed aging, by total, of Borrowers’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(d)  a summary aging, by vendor, of Borrowers’ and their Subsidiaries’ accounts payable and any book overdrafts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks, and

(e)  a reconciliation of Accounts, trade accounts payable, and Inventory of Borrowers’ general ledger accounts to their monthly financial statements including any book reserves related to each category.

Quarterly	(f) a detailed list of Borrowers’ and their Subsidiaries’ customers, with address and contact information.

Upon request by Agent

(g)  copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time, and

(h)  such other reports as to the Collateral or the financial condition of the Credit Parties and their respective Subsidiaries, as Agent may reasonably request.

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SCHEDULE 5.3

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month during each of Parent’s fiscal years

(a)  an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, and

(b)  a Compliance Certificate.

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years	(c) a Compliance Certificate.

if and when filed by any Credit Party,	(d) any other information that is provided by Parent to its shareholders generally.

promptly, but in any event within 5 days after a Credit Party has knowledge of any event or condition that constitutes a Default or an Event of Default,	(e) notice of such event or condition and a statement of the curative action that such Credit Party proposes to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on any Credit Party or any Subsidiary of a Credit Party,

(f)  notice of all actions, suits, or proceedings brought by or against any Credit Party or any Subsidiary of a Credit Party before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

upon the request of Agent,	(g) any other information reasonably requested relating to the financial condition of any Credit Party or their respective Subsidiaries.

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SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is made this 14th day of February, 2007, among the Grantors listed on the signature pages hereof and those additional entities that hereafter become parties hereto by executing the form of Supplement attached hereto as Annex 1 (collectively, jointly and severally, the “Grantors” and each individually a “Grantor”), and WELLS FARGO FOOTHILL, INC., in its capacity as administrative agent for the Lender Group and the Bank Product Providers (together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, including all schedules and exhibits thereto or to the Disclosure Letter, the “Credit Agreement”) among ADVENT SOFTWARE, INC., a Delaware corporation (“Parent”) and each of Parent’s Subsidiaries signatory thereto (such Subsidiaries, together with Parent and any other Person at any time party thereto as a Borrower, are referred to hereinafter each individually as a “Borrower” and collectively, as “Borrowers”), the lenders from time to time party thereto as “Lenders” (“Lenders”), and Agent, the Lender Group is willing to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof, and

WHEREAS, Agent has agreed to act as agent for the benefit of the Lender Group and the Bank Product Providers in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents, and

WHEREAS, in order to induce the Lender Group to enter into the Credit Agreement and the other Loan Documents and to induce the Lender Group to make and extend the financial accommodations to Borrowers as provided for in the Credit Agreement, Grantors have agreed to grant a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of, among other things, (a) all of the present and future obligations of Grantors arising from this Agreement, the Credit Agreement, and the other Loan Documents, including, without limitation, under the Guaranty, (b) all Bank Product Obligations, and (c) all Obligations of any Borrower (including, without limitation, any interest, fees or expenses that accrue after the filing of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any Insolvency Proceeding), plus reasonable attorneys fees and expenses if the obligations represented thereunder are collected by law, through an attorney-at-law, or under advice therefrom (clauses (a), (b), and (c) being hereinafter referred to as the “Secured Obligations”), by the granting of the security interests contemplated by this Agreement, and

NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Defined Terms. All capitalized terms used herein (including, without limitation, in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.  In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

(a)        “Accounts” means accounts as that term is defined in the Code.

(b)           “Agent” has the meaning set forth in the preamble hereto.

(c)           “Agreement” has the meaning set forth in the preamble hereto.

(d)           “Books” means books and records (including each Grantor’s Records indicating, summarizing, or evidencing such Grantor’s assets (including the Collateral) or liabilities, all of each Grantor’s Records relating to such Grantor’s business operations or financial condition, and all of each Grantor’s goods or General Intangibles related to such information).

(e)           “Borrower” and “Borrowers” have the meanings set forth in the recitals hereto.

(f)            “Chattel Paper” means chattel paper (as that term is defined in the Code) and, in any event, including, without limitation, tangible chattel paper and electronic chattel paper.

(g)           “Code” means the California Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

(h)           “Collateral” has the meaning set forth in Section 2.

(i)            “Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code).

(j)            “Copyrights” means all of the following (whether now owned or hereafter adopted or acquired by a Grantor): copyrights and copyright registrations, including, without limitation, the copyright registrations and recordings thereof and all applications in connection therewith listed on Schedule 1 to the Disclosure Letter, and (i) all restorations, reversions, renewals, reissues, continuations or extensions thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill of each Grantor’s business symbolized by the foregoing and connected therewith, and (v) all of each Grantor’s rights corresponding thereto throughout the world.

(k)           “Copyright Security Agreement” means each Copyright Security Agreement among Grantors, or any of them, and Agent, for the benefit of the Lender Group and the Bank Product Providers, in substantially the form of Exhibit A attached hereto, pursuant to which Grantors have granted to Agent, for the benefit of the Lender Group and the Bank Product Providers, a security interest in all their respective Copyrights.

(l)            “Credit Agreement” has the meaning set forth in the recitals hereto.

(m)          “Deposit Account” means deposit account as that term is defined in the Code.

(n)           “Equipment” means equipment as that term is defined in the Code.

(o)           “General Intangibles” means general intangibles (as that term is defined in the Code) and, in any event, including, without limitation, payment intangibles, contract rights, rights to payment, rights

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arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark, Patent, or Copyright), Patents, Trademarks, Copyrights, URLs and domain names, industrial designs, other industrial or Intellectual Property or rights therein or applications therefor, whether under license or otherwise, rights in programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, rights in computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, uncertificated securities, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

(p)           “Grantor” and “Grantors” have the meanings set forth in the preamble hereto.

(q)           “Intellectual Property” means, with respect to any Grantor, any and all of such Grantor’s rights to Intellectual Property licensed to such Grantor under any Intellectual Property License, Patents, Copyrights, Trademarks, the goodwill associated with and symbolized by such Trademarks, confidential and proprietary information, trade secrets and know-how (including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs, technical data, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), all Software (including object and source code, data and related documentation), Internet web sites, inventions and all other Intellectual Property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

(r)            “Intellectual Property Licenses” means rights under or interest in any patent, trademark, copyright or other Intellectual Property, including software license agreements with any other party but specifically excluding commercial off-the-shelf software licenses to a Grantor, whether the applicable Grantor is a licensee or licensor under any such license agreement, including, without limitation, the license agreements listed on Schedule 2 to the Disclosure Letter and made a part hereof.

(s)           “Inventory” means inventory as that term is defined in the Code.

(t)            “Investment Related Property” means (i) investment property (as that term is defined in the Code), and (ii) all of the following regardless of whether classified as investment property under the Code:  all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

(u)           “Lenders” has the meaning set forth in the recitals hereto.

(v)           “Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, and documents (as such terms may be defined in the Code).

(w)          “Parent” has the meaning set forth in the recitals hereto.

(x)            “Patents” means all of the following (whether now owned or hereafter adopted or acquired by a Grantor): discoveries and ideas, whether patentable or not, and all patents, registrations and patent applications, including, without limitation, the patents and patent applications listed on Schedule 3 to the Disclosure Letter, and (i) all reissues, continuations, continuations-in-part, substitutes, extensions or renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, and (iv) all of each Grantor’s rights corresponding thereto throughout the world.

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(y)           “Patent Security Agreement” means each Patent Security Agreement among Grantors, or any of them, and Agent, for the benefit of the Lender Group and the Bank Product Providers, in substantially the form of Exhibit B attached hereto, pursuant to which Grantors have granted to Agent, for the benefit of the Lender Group and the Bank Product Provider, a security interest in all their respective Patents.

(z)            “Pledged Companies” means each Person listed on Schedule 4 to the Disclosure Letter as a “Pledged Company”, together with each other Person, all or a portion of whose Stock, is acquired or otherwise owned by a Grantor after the Closing Date.

(aa)         “Pledged Interests” means all of each Grantor’s right, title and interest in and to all of the Stock now or hereafter owned by such Grantor, regardless of class or designation, including, without limitation, in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, including, without limitation, any certificates representing the Stock, the right to request after the occurrence and during the continuation of an Event of Default that such Stock be registered in the name of Agent or any of its nominees, the right to receive any certificates representing any of the Stock and the right to require that such certificates be delivered to Agent together with undated powers or assignments of investment securities with respect thereto, duly endorsed in blank by such Grantor, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and of all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

(bb)         “Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit C to this Agreement.

(cc)         “Pledged Notes” has the meaning set forth in Section 5(g).

(dd)         “Pledged Operating Agreements” means all of each Grantor’s rights, powers, and remedies under the limited liability company operating agreements of the Pledged Companies that are limited liability companies.

(ee)         “Pledged Partnership Agreements” means all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships, if any.

(ff)           “Proceeds” has the meaning set forth in Section 2.

(gg)         “Records” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

(hh)         “Required Library” means, as of any date of determination, the Copyrights of the Grantors that are based on or derived from the Software or other technology of the Grantors which, as of such date of determination, give rise to not less than 90% of Recurring Revenues for the twelve month period ending immediately prior to such date of determination.

(ii)           “Secured Obligations” has the meaning set forth in the recitals hereto.

(jj)           “Securities Accounts” means securities accounts as that term is defined in the Code.

(kk)         “Security Interest” has the meaning set forth in Section 2.

(ll)           “Software” means any computer software, computer programs and computer systems (including all databases, compilations, tool sets, compilers, higher level or proprietary languages, related

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documentation and materials, whether in source code, object code or human readable form) sold, marketed, distributed, licensed or maintained by each Grantor, and any computer software and computer programs necessary for the conduct of the business of each Grantor.

(mm)       “Supporting Obligations” means supporting obligations (as such term is defined in the Code), including letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments, or Investment Related Property.

(nn)         “Trademarks” means all of the following (whether now owned or hereafter adopted or acquired by a Grantor): trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, brand names, certification marks, collective marks, d/b/a’s, internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, including, without limitation, the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 5 to the Disclosure Letter, and (i) all reissues, continuations, extensions, modifications and renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill of each Grantor’s business symbolized by the foregoing and connected therewith, and (v) all of each Grantor’s rights corresponding thereto throughout the world.

(oo)         “Trademark Security Agreement” means each Trademark Security Agreement among Grantors, or any of them, and Agent, for the benefit of the Lender Group and the Bank Product Providers, in substantially the form of Exhibit D attached hereto, pursuant to which Grantors have granted to Agent, for the benefit of the Lender Group and the Bank Product Providers, a security interest in all their respective Trademarks.

(pp)         “URL” means “uniform resource locator,” an internet web address.

2.             Grant of Security.  Each Grantor hereby unconditionally grants and pledges to Agent (and its agents and designees), for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in all personal property, of such Grantor whether now owned or hereafter acquired or arising and wherever located (hereinafter referred to as the “Security Interest”), including, without limitation, such Grantor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):

(a)           all of such Grantor’s Accounts;

(b)           all of such Grantor’s Books;

(c)           all of such Grantor’s Chattel Paper;

(d)           all of such Grantor’s interest with respect to any Deposit Account;

(e)           all of such Grantor’s Equipment and fixtures;

(f)            all of such Grantor’s General Intangibles;

(g)           all of such Grantor’s Inventory;

(h)           all of such Grantor’s Investment Related Property;

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(i)            all of such Grantor’s Negotiable Collateral;

(j)            all of such Grantor’s rights in respect of Supporting Obligations;

(k)           all of such Grantor’s interests in Commercial Tort Claims, including, without limitation those Commercial Tort Claims listed on Schedule 6 to the Disclosure Letter;

(l)            all of such Grantor’s money, Cash Equivalents, or other assets of such Grantor that now or hereafter come into the possession, custody, or control of Agent (or its agent or designee) or any other member of the Lender Group;

(m)          all of the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or commercial tort claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, Commercial Tort Claims, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the property of Grantors, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing Collateral (the “Proceeds”).  Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, proceeds of any indemnity or guaranty payable to any Grantor or Agent from time to time with respect to any of the Investment Related Property.

Notwithstanding the foregoing or anything else contained herein to the contrary, “Collateral” shall not include (x) any rights or interests in any lease, license, contract, or agreement, as such, or the assets subject thereto if under the terms of such lease, license, contract, or agreement, or applicable law with respect thereto, the valid grant of a Lien therein or in such assets to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such lease, license, contract, or agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; (y) any application for a trademark (including, without limitation, intent-to-use trademark or service applications and any goodwill associated therewith) that would otherwise be deemed invalidated, cancelled or abandoned due to the grant of a Lien thereon unless and until such time as the grant of such Lien will not affect the validity of such trademark; and (z) any of the outstanding Stock of any subsidiary of a Grantor that is a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital Stock of such Controlled Foreign Corporation entitled to vote; provided, that immediately upon any amendment of the IRC that would allow for a grant of security interest in a greater percentage of the voting power of capital Stock of any such subsidiary of such Grantor without adverse tax consequences, “Collateral” shall include such greater percentage of such Stock of such subsidiary from that time forward; provided, that the foregoing exclusions shall in no way be (i) construed to apply if any such prohibition would be rendered ineffective under the Code (including Sections 9-406, 9-407 and 9-408 thereof) or other applicable law (including the Bankruptcy Code) or principles of equity, (ii) construed so as to limit, impair or otherwise affect Agent’s unconditional continuing Liens upon any rights or interests of any Grantor in or to the proceeds thereof (including proceeds from the sale, license, lease or other disposition thereof), including monies due or to become due under any such lease, license, contract, or agreement (including any Accounts), or (iii) construed to apply at such time as the condition causing such prohibition shall be remedied and, to the extent severable, “Collateral” shall include any portion of such lease, license, contract, agreement or assets subject thereto that does not result in such prohibition.

3.             Security for Obligations.  This Agreement and the Security Interest created hereby secures the payment and performance of all of the Secured Obligations, whether now existing or arising hereafter.

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Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to Agent, the Lender Group, the Bank Product Providers or any of them, but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.             Grantors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements included in the Collateral, including, without limitation, the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Agent or any other member of the Lender Group of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the members of the Lender Group shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any of the members of the Lender Group be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.  Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement, the Credit Agreement, or any other Loan Document, Grantors shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and of the Credit Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including, without limitation, all voting, consensual, and dividend rights, shall remain in the applicable Grantor until the occurrence of an Event of Default and until Agent shall notify the applicable Grantor of Agent’s exercise of voting, consensual, and/or dividend rights with respect to the Pledged Interests pursuant to Section 15 hereof.

5.             Representations and Warranties.  Each Grantor hereby represents and warrants as follows:

(a)           The exact legal name of each of the Grantors is set forth on the signature pages of this Agreement or a written notice provided to Agent pursuant to Section 6.5 of the Credit Agreement.

(b)           Schedule 7 to the Disclosure Letter sets forth all Real Property owned by Grantors as of the Closing Date.

(c)           Subject only to Permitted Liens, each Grantor owns, holds licenses in or otherwise has the right to use all Intellectual Property rights that are necessary, in the reasonable business judgment of such Grantor, to the conduct of its business as currently conducted and, as of the Closing Date, no Grantor has any interest in, or title to, any such registered Copyrights, Intellectual Property Licenses (other than licenses of Intellectual Property to a customer of a Grantor made in the ordinary course of business), registered Patents, or registered Trademarks except as set forth on Schedules 1, 2, 3 and 5, respectively, to the Disclosure Letter.  As of the Closing Date and thereafter, as of the most recent date of delivery of any updated Schedules to the Disclosure Letter pursuant to Sections 6(g)(v) and 6(g)(vii), the registered Copyrights, Intellectual Property Licenses (other than licenses of Intellectual Property to a customer of a Grantor made in the ordinary course of business), registered Patents and registered Trademarks set forth on Schedules 1, 2, 3 and 5 to the Disclosure Letter constitute a true, correct and complete listing of all registered Copyrights, Intellectual Property Licenses (other than licenses of Intellectual Property to a customer of a Grantor made in the ordinary course of business), registered Patents and registered Trademarks that are material to the conduct of the business of such Grantor.  This Agreement is effective to create a valid and continuing Lien on such Copyrights, Intellectual Property Licenses (and all other licenses of such Grantor’s Intellectual Property under which such Grantor is a licensor), Patents and Trademarks, and, upon filing of the Copyright Security Agreement with the United States Copyright Office and filing of the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 8 to the Disclosure Letter, all action necessary or desirable to protect and perfect the Security Interest in and to each Grantor’s Patents, Trademarks, and Copyrights will have been taken and such perfected Security Interests will be enforceable as such as against any and all creditors of and

7

purchasers from any Grantor.  As of the Closing Date and thereafter, as of the most recent date of delivery of any updated Schedules to the Disclosure Letter pursuant to Sections 6(g)(v) and 6(g)(vii), no Grantor has any interest in any Copyright that is material to the operation of such Grantor’s business, except for those Copyrights identified on Schedule 2 to the Disclosure Letter which have been registered with the United States Copyright Office.  With respect to each item of Intellectual Property constituting the Required Library as of any date of determination occurring after the Closing Date, each Grantor will have, as and when required under the terms of this Agreement, filed applications and taken any and all other actions reasonably necessary to register the set or collection of Copyrights relating to each item of Software (and each new major release of such Software) of such Grantor and its Subsidiaries constituting the Required Library as of such date, in good faith and in accordance with the procedures and regulations of the United States Copyright Office and in a manner sufficient to impart constructive notice of such Grantor’s ownership thereof.

(d)           This Agreement creates a valid security interest in the Collateral of each Grantor, to the extent a security interest therein can be created under the Code, securing the payment and performance of the Secured Obligations.  Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Grantor, as a debtor, and Agent, as secured party, in the jurisdictions listed next to such Grantor’s name on Schedule 8 to the Disclosure Letter.  Upon the making of such filings, Agent shall have a first priority perfected security interest in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement.  All action by any Grantor necessary to protect and perfect such security interest on each item of Collateral has been duly taken.

(e)           With respect to the Pledged Interests, (i) except for the Security Interest created hereby, each Grantor is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 4 to the Disclosure Letter as being owned by such Grantor and, when acquired by such Grantor, any Pledged Interests acquired after the Closing Date; (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and nonassessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Equity Interests of the Pledged Companies of the applicable Grantor identified on Schedule 4 to the Disclosure Letter as supplemented or modified by any Pledged Interests Addendum or any Supplement to this Agreement; (iii) each Grantor has the right and requisite authority to pledge the Investment Related Property pledged by such Grantor to Agent as provided herein; (iv) all actions necessary or desirable to perfect, establish the first priority of, or otherwise protect, Agent’s Liens in the Investment Related Property, and the proceeds thereof, have been duly taken, (A) upon the execution and delivery of this Agreement, (B) upon the taking of possession by Agent (or its agent or designee) of any certificates constituting the Pledged Interests, to the extent such Pledged Interests are represented by certificates, together with undated powers endorsed in blank by the applicable Grantor, (C) upon the filing of financing statements in the applicable jurisdiction set forth on Schedule 8 to the Disclosure Letter for such Grantor with respect to the Pledged Interests of such Grantor that are not represented by certificates, and (D) with respect to any Securities Accounts, upon the delivery of Control Agreements with respect thereto; and (v) each Grantor has delivered to and deposited with Agent (or, with respect to any Pledged Interests created or obtained after the Closing Date, will deliver and deposit in accordance with Sections 6(a) and 8 hereof) all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers endorsed in blank with respect to such certificates.  None of the Pledged Interests owned or held by such Grantor has been issued or transferred in violation of any securities regulation, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(f)            No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the grant of a Security Interest by such Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by such Grantor, or (ii) for the exercise by Agent of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of

8

the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment Related Property by laws affecting the offering and sale of securities generally.

(g)           There is no default, breach, violation or event of acceleration existing under any promissory note having a face amount of $100,000 or more for any one such note or $250,000 or more in the aggregate for all such notes (as defined in the Code) constituting Collateral and pledged hereunder (the “Pledged Notes”) and no event has occurred or circumstance exists which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation or event of acceleration under the Pledged Notes.  Such Grantor, if it is an obligee under a Pledged Note, has not waived any default, breach, violation or event of acceleration under such Pledged Notes.  The proceeds of the loans evidenced by the Pledged Notes have been fully disbursed and such Grantor has no obligation to make any future advances or other disbursements under or in respect of the Pledged Notes.

(h)           Except to the extent that such Grantor, in its reasonable business judgment, no longer deems such Intellectual Property to be necessary to the conduct of its business and such Intellectual Property does not then constitute part of the Required Library, such Grantor has made in good faith and in accordance with the procedures and regulations of the United States Copyright Office and the United States Patent and Trademark Office, as applicable, all payments, filings and recordations necessary to protect and maintain its interest in the Intellectual Property identified on Schedules 1, 2, 3 and 5 to the Disclosure Letter in the United States in a manner sufficient to claim in the public record such Grantor’s ownership thereof, including (i) making all necessary registration, maintenance, and renewal fee payments; and (ii) filing all necessary documents, including all applications for registration of such Intellectual Property.

(i)            Such Grantor has and enforces a policy requiring all employees, consultants and contractors likely to participate in the development or creation of Intellectual Property to execute appropriate assignment agreements, pursuant to which each such employee, consultant or contractor has assigned to such Grantor all of its rights, including all rights in Intellectual Property, in and to all ideas, inventions, processes, works of authorship and other work products that relate to such Grantor’s business and that were conceived, created, authored or developed during the term of such employee’s, consultant’s or contractor’s employment or engagement by such Grantor.  No past or present employee or contractor of Grantor has any ownership interest, license, permission or other right in or to any Intellectual Property that is material to the conduct of any such Grantor’s business, except that, to the extent necessary for the conduct of their work for or on behalf of any Grantor, (i) employees of each Grantor may have permission to use Intellectual Property and (ii) contractors may have permission to use or license rights in Intellectual Property of such Grantor.

(j)            Such Grantor has taken all actions reasonably necessary to protect the confidentiality of the Intellectual Property that is material to the conduct of its business, including (A) protecting the secrecy and confidentiality of its confidential information and trade secrets by having and enforcing a policy requiring all current employees, consultants, licensees, vendors and contractors to execute appropriate confidentiality agreements; (B) taking all actions reasonably necessary to ensure that no trade secret falls or has fallen into the public domain; and (C) protecting the secrecy and confidentiality of the source code of all computer software programs and applications of which it is the owner or licensee by having and enforcing a policy requiring any licensees (or sublicensees) of such source code to enter into license agreements with appropriate use and non-disclosure restrictions.

(k)           With respect to the Patents, Trademarks and Copyrights owned by each Grantor that are material to the business of such Grantor: (i) such Grantor’s right, title, and interest in and to such items are free and clear of any Liens other than Permitted Liens; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of infringement or misappropriation; (iii) no action, suit, proceeding, hearing, investigation, charge of infringement or misappropriation, complaint, claim, or demand is currently pending and, to the knowledge of such Grantor, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and (iv) no license thereof has been granted by such Grantor which either (A) restricts,

9

in any material respect, such Grantor’s use of such Patents, Trademarks or Copyrights or (B) restricts any sublicense of such Patents, Trademarks or Copyrights granted to Agent under this Agreement.

(l)            With respect to each Intellectual Property License, (i) such Intellectual Property License is legal, valid, binding, enforceable, and in full force and effect (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally) against the Grantor that is a party to thereto and, to the knowledge of such Grantor, the other parties thereto; and (ii) neither such Grantor nor, to the knowledge of such Grantor, any other party (x) to any material Intellectual Property License is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder and (y) to any material Intellectual Property License is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder.

(m)          No claim has been made in writing or, to the best of each Grantor’s knowledge, threatened in writing, that the conduct of any Grantor’s business as currently conducted or the use by any Grantor of any material Intellectual Property does or may violate, in any material respects, the Intellectual Property rights of any Person.  No Grantor has received any written charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation (including any claim that any Grantor must license or refrain from using any Intellectual Property rights of any third party).  To the best of each Grantor’s knowledge, no third party has infringed upon or misappropriated in any material respect any material Intellectual Property rights of any Grantor.

(n)           No claim has been made in writing and is continuing or, to the best of such Grantor’s knowledge, threatened that the use by such Grantor of any Intellectual Property that is material to the conduct of its business does or may violate the Intellectual Property rights of any Person.  To the best of such Grantor’s knowledge, there is currently no infringement or unauthorized use of any item of Intellectual Property contained on Schedules 1, 2, 3 or 5 to the Disclosure Letter.

(o)           No Grantor has any Commercial Tort Claim for an amount in excess of $100,000 in any one instance or $250,000 in the aggregate for all such claims other than those set forth on Schedule 6 to the Disclosure Letter.

6.             Covenants.  Each Grantor, jointly and severally, covenants and agrees with Agent and the Lender Group that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 22 hereof:

(a)           Possession of Collateral.  In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property, Chattel Paper, and if and to the extent that perfection or priority of Agent’s Security Interest is dependent on or enhanced by possession and such collateral has a value of $100,000 or more in any one instance or $250,000 or more in the aggregate, as reasonably determined by Agent, the applicable Grantor, immediately upon the request of Agent and in accordance with Section 8 hereof, shall execute such other documents and instruments as shall be requested by Agent or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to Agent (or its agent or designee), together with such undated powers endorsed in blank as shall be requested by Agent.  Such Grantor hereby acknowledges and agrees that any such agent or designee of Agent shall be deemed to be a “secured party” with respect to such Collateral for all purposes.

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(b)           Chattel Paper.

(i)         Each Grantor shall take all steps reasonably necessary to grant Agent control of all electronic Chattel Paper having a value of $100,000 or more in any one instance or $250,000 or more in the aggregate in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction;

(ii)        If any Grantor retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby and by the Credit Agreement), promptly upon the request of Agent, such Chattel Paper and instruments having a value of $100,000 or more in any one instance or $250,000 or more in the aggregate shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Wells Fargo Foothill, Inc., as Agent for the benefit of the Lender Group and the Bank Product Providers”;

(c)           Control Agreements.

(i)         Except to the extent otherwise permitted by the Credit Agreement, each Grantor shall obtain an authenticated Control Agreement, from each bank holding a Deposit Account for such Grantor.

(ii)        Except to the extent otherwise permitted by the Credit Agreement, each Grantor shall obtain authenticated Control Agreements, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any Grantor.

(d)           Letter of Credit Rights.  Each Grantor that is or becomes the beneficiary of a letter of credit having a face amount of $100,000 or more in any one instance or $250,000 or more in the aggregate shall promptly (and in any event within 5 Business Days after becoming a beneficiary) notify Agent thereof and, upon the request by Agent, enter into a tri-party agreement with Agent and the issuer and/or confirmation bank with respect to letter-of-credit rights (as that term is defined in the Code) assigning such letter-of-credit rights to Agent and directing all payments thereunder to Agent’s Account, all in form and substance satisfactory to Agent.

(e)           Commercial Tort Claims.  Each Grantor shall promptly (and in any event within 5 Business Days of receipt thereof) notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim for an amount in excess of $100,000 in any one instance or $250,000 in the aggregate for all such claims after the date hereof against any third party and, upon request of Agent, promptly amend Schedule 6 to the Disclosure Letter, authorize the filing of additional financing statements or amendments to existing financing statements and do such other acts or things deemed necessary or desirable by Agent to give Agent a first priority, perfected security interest in any such Commercial Tort Claim.

(f)            Government Contracts.  If any Account or Chattel Paper arises out of a contract or contracts with the United States of America or any department, agency, or instrumentality thereof pursuant to which $100,000 or more may be paid in any one instance or $250,000 or more may be paid in the aggregate for all such contracts, the applicable Grantor shall promptly (and in any event within 5 Business Days of the creation thereof) notify Agent thereof in writing and execute any instruments or take any steps reasonably required by Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to Agent, for the benefit of the Lender Group and the Bank Product Providers, and notice thereof given under the Assignment of Claims Act of 1940, as amended (31 U.S.C. 3727; 41 U.S.C. 15), or other applicable law.

(g)           Intellectual Property.

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(i)         Upon request of Agent, in order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, each Grantor shall execute and deliver to Agent one or more Copyright Security Agreements, Trademark Security Agreements, and/or Patent Security Agreements to evidence Agent’s Lien on such Grantor’s Patents, Trademarks, and/or Copyrights, and the General Intangibles of such Grantor relating thereto or represented thereby.

(ii)        Each Grantor shall have the duty, to the extent necessary, in the reasonable business judgment of such Grantor, in the operation of such Grantor’s business, (A) to promptly sue for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution of any Intellectual Property, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, and (D) to take all reasonable and necessary action to preserve and maintain all of such Grantor’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.  Each Grantor shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright is material to the operation of such Grantor’s business.  Any expenses incurred in connection with the foregoing shall be borne by the Grantors.  Each Grantor further agrees not to abandon any Trademark, Patent, Copyright, or Intellectual Property License that is necessary, in the reasonable business judgment of such Grantor, in the operation of such Grantor’s business or which then constitutes part of the Required Library without the prior written consent of Agent.

(iii)       Each Grantor acknowledges and agrees that the Lender Group shall have no duties with respect to the Trademarks, Patents, Copyrights, or Intellectual Property Licenses.  Without limiting the generality of this Section 6(g), each Grantor acknowledges and agrees that no member of the Lender Group shall be under any obligation to take any steps necessary to preserve rights in the Trademarks, Patents, Copyrights, or Intellectual Property Licenses against any other Person, but any member of the Lender Group may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including, without limitation, reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrowers and shall be chargeable to the Loan Account.

(iv)       Except to the extent that such Grantor, in its reasonable business judgment, no longer deems such Intellectual Property to be necessary, in the reasonable business judgment of such Grantor, to the conduct of its business and such Intellectual Property does not then constitute part of the Required Library, such Grantor agrees to take all necessary steps, including making all necessary payments and filings in connection with registration, maintenance, and renewal of Copyrights, Trademarks, and Patents in the United States Copyright Office, the United States Patent and Trademark Office, any other appropriate government agencies in foreign jurisdictions or in any court, to maintain each such Intellectual Property right; provided, however, no Grantor shall, either itself or through any agent, employee, licensee, or designee, file an application for the registration of any Copyright with the United States Copyright Office or any similar office or agency, except in compliance with the provisions of Sections 6(g)(v) and (vi).  Grantor hereby agrees to take, or cause to be taken, corresponding steps with respect to each new or acquired Intellectual Property right to which it is now or later becomes entitled that are necessary, in the reasonable business judgment of such Grantor, to the conduct of its business or then constitute part of the Required Library.  Any expenses incurred in connection with such activities shall be borne solely by such Grantor.  In no event shall any Grantor, either itself or through any agent, employee, licensee, or designee, file an application for the registration of any Patent, Trademark, or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without complying with this Section 6(g).

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(v)        Within 10 Business Days after the end of each of Parent’s fiscal quarters, such Grantor shall deliver to Agent documentation reasonably satisfactory to Agent identifying the Copyrights, whether created or acquired before or after the Closing Date, comprising the Required Library (including any supporting documentation relating to the determination of the composition of the Required Library) as of the end of such fiscal quarter, the percentage of the aggregate amount of Recurring Revenue generated for the preceding quarter by and/or arising from each such Copyright and the registration number issued for each such Copyright by the U.S. Copyright Office.  No more than 20 Business Days following each such date of delivery, such Grantor shall file applications and take any and all other actions necessary to register or record a transfer of ownership, as applicable, to such Grantor with respect to each such Copyright comprising the Required Library as of such date which on the applicable date of delivery is not already the subject of a valid registration or an application therefor diligently prosecuted with the United States Copyright Office (or any similar office of any other jurisdiction in which Copyrights are used) identifying such Grantor as the sole claimant thereof in a manner sufficient to claim in the public record such Grantor’s ownership thereof.

(vi)       Without limiting any other provision hereof, within 5 Business Days following the date of registration of or recordation of transfer of ownership, as applicable, to such Grantor of any Copyrights, such Grantor shall cause to be prepared, executed, and delivered to Agent (A) a Copyright Security Agreement or supplemental schedules to the Copyright Security Agreement reflecting the security interest of Agent in such Copyrights, which supplemental schedules shall be in form and content suitable for recordation with the United States Copyright Office (or any similar office of any other jurisdiction in which Copyrights are used) so as to give constructive notice, when so recorded, of the transfer by such Grantor to Agent of a security interest in such Copyrights and (B) any other documentation as Agent reasonably deems necessary in order to perfect, and confirm and continue the perfection of, Agent’s Liens on such Copyrights following such recordation.

(vii)      Without limiting any other provision hereof, within 10 Business Days after the end of each of Parent’s fiscal quarters, such Grantor shall (A) provide Agent with a written report of all new Patents and Trademarks that are registered or the subject of pending applications for registrations, which were acquired, generated or filed by such Grantor during such quarter, and (B) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such Copyright, Patent and Trademark registrations and applications therefor as being subject to the security interests created thereunder.

(viii)     Such Grantor shall take the actions necessary, as determined by such Grantor in its reasonable business judgment, to protect the confidentiality of the Intellectual Property that is material to the conduct of its business including (A) protecting the secrecy and confidentiality of such Intellectual Property by having and enforcing a policy requiring all current employees, consultants, licensees, vendors and contractors to execute appropriate confidentiality agreements; (B) taking actions necessary, as determined by such Grantor in its reasonable business judgment, to ensure that no such Intellectual Property falls or has fallen into the public domain; and (C) protecting the secrecy and confidentiality of the source code of all Software of which it is the owner or licensee by having and enforcing a policy requiring any licensees (or sublicensees) of such source code to enter into license agreements with appropriate use and non-disclosure restrictions.

(ix)       Such Grantor shall ensure that each of the representations and warranties contained in Sections 5(i) through 5(n) hereof shall remain true and correct at all times.

(h)           Investment Related Property.

(i)         If any Grantor shall receive or become entitled to receive any Pledged Interests after the Closing Date, it shall promptly (and in any event within 5 Business Days of receipt thereof) deliver to Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests.

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(ii)        All sums of money and property paid or distributed in respect of the Investment Related Property which are received by any Grantor shall be held by such Grantor in trust for the benefit of Agent segregated from such Grantor’s other property, and such Grantor shall deliver the same forthwith to Agent’s in the exact form received.

(iii)       Each Grantor shall promptly deliver to Agent a copy of each notice or other communication received by it in respect of any Pledged Interests.

(iv)       No Grantor shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests other than pursuant to the Loan Documents.

(v)        Each Grantor agrees that it will cooperate with Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law in connection with the Security Interest on the Investment Related Property or any sale or transfer thereof.

(vi)       As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby represents, warrants and covenants that the Pledged Interests issued pursuant to any such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Pledgor in a securities account.  In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provide or shall provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

(i)            Real Property; Fixtures.  Each Grantor covenants and agrees that upon the acquisition of any fee interest in Real Property having a value of $250,000 or more, it will promptly (and in any event within 5 Business Days of acquisition) notify Agent of the acquisition of such Real Property and will grant to Agent, for the benefit of the Lender Group and the Bank Product Providers, a first priority Mortgage on each fee interest in Real Property now or hereafter owned by such Grantor and shall deliver such other documentation and opinions, in form and substance satisfactory to Agent, in connection with the grant of such Mortgage as Agent shall request in its Permitted Discretion, including, without limitation, title insurance policies, financing statements, fixture filings and environmental audits and such Grantor shall pay all recording costs, intangible taxes and other fees and costs (including reasonable attorneys fees and expenses) incurred in connection therewith.  Each Grantor acknowledges and agrees that, to the extent permitted by applicable law, all of its Collateral shall remain personal property regardless of the manner of its attachment or affixation to real property.

(j)            Transfers and Other Liens.  No Grantor shall (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except as expressly permitted by the Credit Agreement, or (ii) create or permit to exist any Lien upon or with respect to any Collateral, except for Permitted Liens.  The inclusion of Proceeds in the Collateral shall not be deemed to constitute Agent’s consent to any sale or other disposition of any of the Collateral except as expressly permitted in this Agreement or the other Loan Documents.

(k)           Other Actions as to Any and All Collateral.  Each Grantor shall promptly (and in any event within 5 Business Days of acquiring or obtaining such Collateral) notify Agent in writing upon (i) acquiring or otherwise obtaining any Collateral after the date hereof consisting of Investment Related Property, Chattel Paper (electronic, tangible or otherwise), documents (as defined in Article 9 the Code), promissory notes (as defined in the Code) or instruments (as defined in the Code), in each case, in an amount in excess of $100,000 or (ii) any amount payable in excess of $250,000 under or in connection with any of the Collateral

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being or becoming evidenced after the date hereof by any Chattel Paper, documents, promissory notes or instruments, and, in each such case (subject to any limitations set forth herein), upon the request of Agent and in accordance with Section 8 hereof, promptly execute such other documents and instruments, or if applicable, deliver such Chattel Paper, documents, promissory notes, instruments or certificates evidencing any Investment Related Property in accordance with Section 6 hereof and do such other acts or things deemed necessary or desirable by Agent to protect Agent’s Security Interest therein.

(l)            [Reserved.]

(m)          Pledged Notes.

(i)         Such Grantor will not waive or release any obligation of any party to the Pledged Notes without the prior written consent of Agent.

(ii)        Such Grantor will not take or omit to take any action or suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Pledged Notes.

(iii)       Such Grantor shall give Agent copies of all notices (including notices of default) given or received with respect to the Pledged Notes promptly after giving or receiving any such notice.

(iv)       Without Agent’s prior written consent, such Grantor shall not, and shall not agree to, assign or surrender its rights and interests under the Pledged Notes nor terminate, cancel, modify, change, supplement or amend the Pledged Notes.

7.             Relation to Other Security Documents.  The provisions of this Agreement shall be read and construed with the other Loan Documents referred to below in the manner so indicated.

(a)           Credit Agreement. In the event of any conflict between any provision in this Agreement and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.

(b)           Patent, Trademark, Copyright Security Agreements.  The provisions of the Copyright Security Agreements, Trademark Security Agreements, and Patent Security Agreements are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreements, Trademark Security Agreements, or the Patent Security Agreements shall limit any of the rights or remedies of Agent hereunder.

8.             Further Assurances.

(a)           Each Grantor agrees that from time to time, at its own expense, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Agent may reasonably request, in order to perfect and protect any Security Interest granted or purported to be granted hereby or to enable Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.

(b)           Each Grantor authorizes the filing of such financing or continuation statements, or amendments thereto, and such Grantor will execute and deliver to Agent such other instruments or notices, as may be necessary or as Agent may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.

(c)           Each Grantor authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of

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equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance.  Each Grantor also hereby ratifies any and all financing statements or amendments previously filed by Agent in any jurisdiction.

(d)           Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code.

9.             Agent’s Right to Perform Contracts.  Upon the occurrence and during the continuance of an Event of Default, Agent (or its designee) may proceed to perform any and all of the obligations of any Grantor contained in any contract, lease, or other agreement and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could.

10.           Agent Appointed Attorney-in-Fact.  Each Grantor hereby irrevocably appoints Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, at such time as an Event of Default has occurred and is continuing under the Credit Agreement, to take any action and to execute any instrument which Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)           to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Grantor;

(b)           to receive and open all mail addressed to such Grantor and to notify postal authorities to change the address for the delivery of mail to such Grantor to that of Agent;

(c)           to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(d)           to file any claims or take any action or institute any proceedings which Agent may deem necessary or desirable for the collection of any of the Collateral of such Grantor or otherwise to enforce the rights of Agent with respect to any of the Collateral;

(e)           to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any Account of such Grantor;

(f)            to use any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, advertising matter or other industrial or Intellectual Property rights, in advertising for sale and selling Inventory and other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Grantor; and

(g)           Agent, on behalf of the Lender Group and the Bank Product Providers, shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Trademarks, Patents, Copyrights and Intellectual Property Licenses and, if Agent shall commence any such suit, the appropriate Grantor shall, at the request of Agent, do any and all lawful acts and execute any and all proper documents reasonably required by Agent in aid of such enforcement.

To the extent permitted by law, each Grantor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.  This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.

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11.           Agent May Perform.  If any Grantor fails to perform any agreement contained herein, Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of Agent incurred in connection therewith shall be payable, jointly and severally, by Grantors.

12.           Agent’s Duties.  The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral, for the benefit of the Lender Group and the Bank Product Providers, and shall not impose any duty upon Agent to exercise any such powers.  Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which Agent accords its own property.

13.           Collection of Accounts, General Intangibles and Negotiable Collateral.  At any time upon the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of any Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral have been assigned to Agent, for the benefit of the Lender Group and the Bank Product Providers, in connection with the exercise of its remedies hereunder, or that Agent has a security interest therein, and (b) collect the Accounts, General Intangibles and Negotiable Collateral directly, and any collection costs and expenses shall constitute part of the Secured Obligations under the Loan Documents.

14.           Disposition of Pledged Interests by Agent.  None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration.  Each Grantor understands that in connection with such disposition, Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market.  Each Grantor, therefore, agrees that:  (a) if Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that Agent has handled the disposition in a commercially reasonable manner.

15.           Voting Rights.

(a)           Upon the occurrence and during the continuation of an Event of Default, (i) Agent may, at its option, and with 2 Business Day’s prior notice (unless such Event of Default is an Event of Default specified in Section 7.4 or 7.5 of the Credit Agreement, in which case no such notice need be given) to the Grantors, and in addition to all rights and remedies available to Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, and all other ownership or consensual rights in respect of the Pledged Interests owned by such Grantor, but under no circumstances is Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if Agent duly exercises its right to vote any of such Pledged Interests, each Grantor hereby appoints Agent, such Grantor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be.  The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable.

(b)           For so long as any Grantor shall have the right to vote the Pledged Interests owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of Agent, vote or

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take any consensual action with respect to such Pledged Interests which would materially and adversely affect the rights of Agent, the other members of the Lender Group, any Bank Product Provider or the value of the Pledged Interests or that would be inconsistent with or result in any violation of any provision of the Credit Agreement or any other Loan Document.

16.           Remedies.  Upon the occurrence and during the continuance of an Event of Default:

(a)           Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law.  Without limiting the generality of the foregoing, each Grantor expressly agrees that, in any such event, Agent without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any of Grantors or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Grantors to, and each Grantor hereby agrees that it will at its own expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at one or more locations where such Grantor regularly maintains Inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Agent’s offices or elsewhere, for cash, on credit, and upon such other terms as Agent may deem commercially reasonable.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days notice to any of Grantors of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code.  Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)           Agent is hereby granted an irrevocable license or other right to use, without liability for royalties or any other charge, each Grantor’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks and advertising matter, URLs, domain names, industrial designs, other industrial or Intellectual Property or any property of a similar nature, whether owned by any Grantor or with respect to which any Grantor has rights under license, sublicense, or other agreements, as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of Agent.

(c)           Any cash held by Agent as Collateral and all cash proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Secured Obligations in the order set forth in the Credit Agreement.  In the event the proceeds of Collateral are insufficient to satisfy all of the Secured Obligations in full, each Grantor shall remain jointly and severally liable for any such deficiency.

(d)           Each Grantor hereby acknowledges that the Secured Obligations arose out of a commercial transaction, and agrees that if an Event of Default shall occur Agent shall have the right to an immediate writ of possession without notice of a hearing.  Agent shall have the right to the appointment of a receiver for the properties and assets of each Grantor, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by Agent.

(e)           Notwithstanding anything herein to the contrary, any enforcement of Agent’s rights and remedies with respect to the Stock of Second Street Securities, Inc. shall be conducted in accordance with all applicable National Association of Securities Dealers, Inc. regulations and other such applicable laws.

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17.           Remedies Cumulative.  Each right, power, and remedy of Agent as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Agent, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Agent of any or all such other rights, powers, or remedies.

18.           Marshaling. Agent  shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising.  To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

19.           Indemnity and Expenses.

(a)           Each Grantor agrees to indemnify Agent and the other members of the Lender Group from and against all claims, lawsuits and liabilities (including reasonable attorneys fees) growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement) or any other Loan Document to which such Grantor is a party, except claims, losses or liabilities resulting from the gross negligence or willful misconduct of the party seeking indemnification as determined by a final non-appealable order of a court of competent jurisdiction.  This provision shall survive the termination of this Agreement and the Credit Agreement and the repayment of the Secured Obligations.

(b)           Grantors, jointly and severally, shall, upon demand, pay to Agent (or Agent, may charge to the Loan Account) all the Lender Group Expenses which Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (iii) the exercise or enforcement of any of the rights of Agent hereunder or (iv) the failure by any of Grantors to perform or observe any of the provisions hereof.

20.           Merger, Amendments; Etc.  THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.  No waiver of any provision of this Agreement, and no consent to any departure by any of Grantors herefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Agent and each Grantor to which such amendment applies.

21.           Addresses for Notices.  All notices and other communications provided for hereunder shall be given in the form and manner and delivered to Agent at its address specified in the Credit Agreement, and to any of the Grantors at their respective addresses specified in the Credit Agreement or Guaranty, as applicable, or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

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22.           Continuing Security Interest: Assignments under Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Obligations have been paid in full in cash in accordance with the provisions of the Credit Agreement and the Commitments have expired or have been terminated, (b) be binding upon each Grantor, and their respective successors and assigns, and (c) inure to the benefit of, and be enforceable by, Agent, and its successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may, in accordance with the provisions of the Credit Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise.  Upon payment in full in cash of the Obligations in accordance with the provisions of the Credit Agreement and the expiration or termination of the Commitments, the Security Interest granted hereby shall terminate and this Agreement and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto.  At such time, Agent will file or authorize the filing of appropriate termination statements to terminate such Security Interests.  No transfer or renewal, extension, assignment, or termination of this Agreement or of the Credit Agreement, any other Loan Document, or any other instrument or document executed and delivered by any Grantor to Agent nor any additional Advances or other loans made by any Lender to any Borrower, nor the taking of further security, nor the retaking or re-delivery of the Collateral to Grantors, or any of them, by Agent, nor any other act of the Lender Group or the Bank Product Providers, or any of them, shall release any Grantor from any obligation, except a release or discharge executed in writing by Agent in accordance with the provisions of the Credit Agreement.  Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Agent and then only to the extent therein set forth.  A waiver by Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which Agent would otherwise have had on any other occasion.

23.           Governing Law.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 23(b).

(c)           AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  AGENT AND EACH GRANTOR REPRESENT THAT

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EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

24.           New Subsidiaries.  Pursuant to Section 5.16 of the Credit Agreement, any direct or indirect U.S. Subsidiary acquired after the Closing Date (whether by acquisition or creation)by any Grantor is required to enter into this Agreement by executing and delivering in favor of Agent a supplement to this Agreement in the form of Annex 1 attached hereto.  Upon the execution and delivery of Annex 1 by such new U.S. Subsidiary, such U.S. Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any Grantor hereunder.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor hereunder.

25.           Agent.  Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Agent” shall be a reference to Agent, for the benefit of the Lender Group and the Bank Product Providers.

26.           Miscellaneous.

(a)           This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

(b)           Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(c)           Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

(d)           The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(e)           Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein or in

21

any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Providers to remain outstanding and that are not required by the provisions of the Credit Agreement to be repaid or cash collateralized.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

[signature pages follow]

22

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement by and through their duly authorized officers, as of the day and year first above written.

GRANTORS:	ADVENT SOFTWARE, INC., a Delaware corporation

By: /s/ Graham V. Smith
Graham V. Smith Executive Vice President, Chief Financial Officer HUB DATA INCORPORATED, a Massachusetts corporation

By: /s/ Graham V. Smith
Graham V. Smith Executive Vice President, Chief Financial Officer MICROEDGE, INC., a New York corporation

By: /s/ Graham V. Smith
Graham V. Smith Executive Vice President, Chief Financial Officer
AGENT:	WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By: /s/ Alexander E. Hechler
Alexander E. Hechler Vice President

ANNEX 1

FORM OF SUPPLEMENT

SUPPLEMENT NO.         (this “Supplement”) dated as of                         ,          , to the Security Agreement dated as of February 14, 2007 (as amended, restated, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto or to the Disclosure Letter, the “Security Agreement”) by each of the parties listed as “Grantors” on the signature pages thereto and those additional entities that thereafter become “Grantors” thereunder (collectively, jointly and severally, “Grantors” and each individually “Grantor”) and WELLS FARGO FOOTHILL, INC. in its capacity as Agent for the Lender Group and the Bank Product Providers (together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated February 14, 2007 (as amended, restated, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto or to the Disclosure Letter, the “Credit Agreement”) among ADVENT SOFTWARE, INC., a Delaware corporation (“Parent”) and each of Parent’s Subsidiaries signatory thereto (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower” and collectively, as “Borrowers”), the lenders from time to time party thereto as “Lenders” (“Lenders”), and Agent, the Lender Group agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and/or the Credit Agreement;

WHEREAS, Grantors have entered into the Security Agreement in order to induce the Lender Group to make certain financial accommodations to Borrowers; and

WHEREAS, pursuant to the Loan Documents, certain new direct or indirect U.S. Subsidiaries of any Grantor, must execute and deliver to Agent certain Loan Documents, including the Security Agreement, and the execution of the Security Agreement by the undersigned new Grantor or Grantors (collectively, the “New Grantors”) may be accomplished by the execution of this Supplement in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Grantor hereby agrees as follows:

1.             In accordance with Section 24 of the Security Agreement, each New Grantor, by its signature below, becomes a “Grantor” under the Security Agreement with the same force and effect as if originally named therein as a “Grantor” and each New Grantor hereby (a) agrees to all of the terms and provisions of the Security Agreement applicable to it as a “Grantor” thereunder and (b) represents and warrants that the representations and warranties made by it as a “Grantor” thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby grant and pledge to Agent, for the benefit of the Lender Group and the Bank Product Providers, a security interest in and security title to all assets of such New Grantor including, without limitation, all property of the type described in Section 2 of the Security Agreement to secure the full and prompt payment of the Secured Obligations, including, without limitation, any interest thereon, plus reasonable attorneys’ fees and expenses if the Secured Obligations represented by the Security Agreement are collected by law, through an attorney-at-law, or under advice therefrom.  Schedule 1, “Copyrights”, Schedule 2, “Intellectual Property Licenses”, Schedule 3, “Patents”, Schedule 4, “Pledged Companies”, Schedule 5, “Trademarks”, Schedule 6, “Commercial Tort Claims”, Schedule 7, “Owned Real Property,” and Schedule 8,

 “List of Uniform Commercial Code Filing Jurisdictions” attached hereto supplement Schedule 1, Schedule 2, Schedule 3, Schedule 4, Schedule 5, Schedule 6, Schedule 7, and Schedule 8, respectively, to the Disclosure Letter and shall be deemed a part thereof for all purposes of the Security Agreement.  Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor.  The Security Agreement is incorporated herein by reference.

2.             Each New Grantor represents and warrants to Agent, the Lender Group and the Bank Product Providers that this Supplement has been duly executed and delivered by such New Grantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.             This Supplement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

4.             Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

5.             This Supplement shall be construed in accordance with and governed by the laws of the State of California, without regard to the conflict of laws principles thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each New Grantor and Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

NEW GRANTORS:	[NAME OF NEW GRANTOR]

By:
Name:
Title:

[NAME OF NEW GRANTOR]

By:
Name:
Title:

AGENT:	WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By:
Name:
Title:

EXHIBIT A

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”) is made this         day of                     , 20    , among Grantors listed on the signature pages hereof ( collectively, jointly and severally, “Grantors” and each individually “Grantor”), and WELLS FARGO FOOTHILL, INC., in its capacity as Agent for the Lender Group and the Bank Product Providers (together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated February 14, 2007 (as amended, restated, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto or to the Disclosure Letter, the “Credit Agreement”) among ADVENT SOFTWARE, INC., a Delaware corporation (“Parent”) and each of Parent’s Subsidiaries signatory thereto (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower” and collectively, as “Borrowers”), the lenders from time to time party thereto as “Lenders” (“Lenders”), and Agent, the Lender Group agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, the members of the Lender Group are willing to make the financial accommodations to Borrowers as provided for in the Credit Agreement, but only upon the condition, among others, that Grantors shall have executed and delivered to Agent, for the benefit of the Lender Group and the Bank Product Providers, that certain Security Agreement, dated February 14, 2007 (including all annexes, exhibits or schedules thereto or to the Disclosure Letter, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Agent, for the benefit of the Lender Group and the Bank Product Providers, this Copyright Security Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantors hereby agree as follows:

1.             DEFINED TERMS.  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement and/or the Credit Agreement.

2.             GRANT OF SECURITY INTEREST IN COPYRIGHT COLLATERAL.  Subject to any limitations set forth in Section 2 of the Security Agreement, each Grantor hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing first priority security interest in all of such Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired (collectively, the “Copyright Collateral”):

(a)           all of such Grantor’s Copyrights and Intellectual Property Licenses with respect to Copyrights to which it is a party including those referred to on Schedule I hereto;

(b)           all restorations, reversions, renewals, reissues, continuations or extensions of the foregoing; and

(c)           all products and proceeds of the foregoing, including, without limitation, any claim by such Grantor against third parties for past, present or future infringement or dilution of any Copyright or any Copyright licensed under any Intellectual Property License.

3.             SECURITY FOR OBLIGATIONS.  This Copyright Security Agreement and the Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter.  Without limiting the generality of the foregoing, this Copyright Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to Agent, the Lender Group, the Bank Product Providers or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.             SECURITY AGREEMENT.  The security interests granted pursuant to this Copyright Security Agreement are granted in conjunction with the security interests granted to Agent, for the benefit of the Lender Group and the Bank Product Providers, pursuant to the Security Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

5.             AUTHORIZATION TO SUPPLEMENT.  Grantors shall give Agent notice in writing of any additional United States copyright registrations or applications therefor after the date hereof pursuant to the terms of the Security Agreement.  Grantors hereby authorize Agent unilaterally to modify this Agreement by amending Schedule I to include any future United States registered copyrights or applications therefor of Grantors.  Notwithstanding the foregoing, no failure to so modify this Copyright Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6.             COUNTERPARTS.  This Copyright Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  In proving this Copyright Security Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

7.             CONSTRUCTION.  Unless the context of this Copyright Security Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Copyright Security Agreement or any other Loan Document refer to this Copyright Security Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Copyright Security Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Copyright Security Agreement unless otherwise specified.  Any reference in this Copyright Security Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Providers to remain outstanding and that are not required by the provisions of the Credit Agreement to be repaid or cash collateralized.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

By:

Name:

Title:

By:

Name:

Title:

ACCEPTED AND ACKNOWLEDGED BY:

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By:

Name:

Title:

SCHEDULE I
to
COPYRIGHT SECURITY AGREEMENT

Copyright Registrations

Grantor	Country	Copyright	Registration No.	Registration Date

Copyright Licenses

EXHIBIT B

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Patent Security Agreement”) is made this         day of                     , 20    , among the Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and WELLS FARGO FOOTHILL, INC., in its capacity as administrative agent for the Lender Group and the Bank Product Providers (together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated February 14, 2007 (as amended, restated, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto or to the Disclosure Letter, the “Credit Agreement”) among ADVENT SOFTWARE, INC., a Delaware corporation (“Parent”) and each of Parent’s Subsidiaries signatory thereto (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower” and collectively, as “Borrowers”), the lenders from time to time party thereto as “Lenders” (“Lenders”), and Agent, the Lender Group agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, the members of Lender Group are willing to make the financial accommodations to Borrowers as provided for in the Credit Agreement, but only upon the condition, among others, that the Grantors shall have executed and delivered to Agent, for the benefit of the Lender Group and the Bank Product Providers, that certain Security Agreement dated February 14, 2007 (including all annexes, exhibits or schedules thereto or to the Disclosure Letter, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Agent, for the benefit of the Lender Group and the Bank Product Providers, this Patent Security Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1.             DEFINED TERMS.  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement and/or the Credit Agreement.

2.             GRANT OF SECURITY INTEREST IN PATENT COLLATERAL.  Subject to any limitations set forth in Section 2 of the Security Agreement, each Grantor hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing first priority security interest in all of such Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired (collectively, the “Patent Collateral”):

(a)           all of its Patents and Intellectual Property Licenses with respect to Patents to which it is a party including those referred to on Schedule I hereto;

(b)           all reissues, continuations, continuations-in-part, substitutes, extensions or renewals of and improvements on the foregoing; and

(c)           all products and proceeds of the foregoing, including, without limitation, any claim by such Grantor against third parties for past, present or future infringement or dilution of any Patent or any Patent licensed under any Intellectual Property License.

3.             SECURITY FOR OBLIGATIONS.  This Patent Security Agreement and the Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter.  Without limiting the generality of the foregoing, this Patent Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to Agent, the Lender Group, the Bank Product Providers or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.             SECURITY AGREEMENT.  The security interests granted pursuant to this Patent Security Agreement are granted in conjunction with the security interests granted to Agent, for the benefit of the Lender Group and the Bank Product Providers, pursuant to the Security Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

5.             AUTHORIZATION TO SUPPLEMENT.  If any Grantor shall obtain rights to any new patentable inventions or become entitled to the benefit of any patent application or patent for any reissue, division, or continuation, of any patent, the provisions of this Patent Security Agreement shall automatically apply thereto. Grantors shall give notice in writing to Agent with respect to any such new patent rights pursuant to the terms of the Security Agreement.  Without limiting Grantors’ obligations under this Section 4, Grantors hereby authorize Agent unilaterally to modify this Agreement by amending Schedule I to include any such new patent rights of Grantors.  Notwithstanding the foregoing, no failure to so modify this Patent Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6.             COUNTERPARTS.  This Patent Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  In proving this Patent Security Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

7.             CONSTRUCTION.  Unless the context of this Patent Security Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Patent Security Agreement or any other Loan Document refer to this Patent Security Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Patent Security Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Patent Security Agreement unless otherwise specified.  Any reference in this Patent Security Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Providers to remain outstanding and that are not required by the provisions of the Credit Agreement to be repaid or cash collateralized.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

By:

Name:

Title:

By:

Name:

Title:

ACCEPTED AND ACKNOWLEDGED BY:

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By:

Name:

Title:

EXHIBIT C

Annex 1 to Pledge and Security Agreement

PLEDGED INTERESTS ADDENDUM

This Pledged Interests Addendum, dated as of                              , 20     , is delivered pursuant to Section 6 of the Security Agreement referred to below.  The undersigned hereby agrees that this Pledged Interests Addendum may be attached to that certain Disclosure Letter, dated as of February 14, 2007, delivered in connection with that certain Security Agreement, dated February 14, 2007 (as amended, restated, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto or to the Disclosure Letter, the “Security Agreement”), made by the undersigned, together with the other Grantors named therein, to Wells Fargo Foothill, Inc., as Agent.  Initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Security Agreement and/or the Credit Agreement.  The undersigned hereby agrees that the additional interests listed on this Pledged Interests Addendum as set forth below shall be and become part of the Pledged Interests pledged by the undersigned to the Agent in the Security Agreement and any pledged company set forth on this Pledged Interests Addendum as set forth below shall be and become a “Pledged Company” under the Security Agreement, each with the same force and effect as if originally named therein.

The undersigned hereby certifies that the representations and warranties set forth in Section 5 of the Security Agreement of the undersigned are true and correct as to the Pledged Interests listed herein on and as of the date hereof.

[ ]

By:

Name:

Title

Name of Pledgor	Name of Pledged Company	Number of Shares/Units	Class of Interests	Percentage of Class Owned	Percentage of Class Pledged	Certificate Nos.

EXHIBIT D

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”) is made this          day of                         , 20      , among Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and WELLS FARGO FOOTHILL, INC., in its capacity as Agent for the Lender Group and the Bank Product Providers (together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated February 14, 2007 (as amended, restated, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto or to the Disclosure Letter, the “Credit Agreement”) among ADVENT SOFTWARE, INC., a Delaware corporation (“Parent”) and each of Parent’s Subsidiaries signatory thereto (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower” and collectively, as “Borrowers”), the lenders from time to time party thereto as “Lenders” (“Lenders”), and Agent, the Lender Group agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, the members of the Lender Group are willing to make the financial accommodations to Borrowers as provided for in the Credit Agreement, but only upon the condition, among others, that Grantors shall have executed and delivered to Agent, for the benefit of Lender Group and the Bank Product Providers, that certain Security Agreement dated February 14, 2007 (including all annexes, exhibits or schedules thereto or to the Disclosure Letter, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Agent, for the benefit of Lender Group and the Bank Product Providers, this Trademark Security Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1.             DEFINED TERMS. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement and/or the Credit Agreement.

2.             GRANT OF SECURITY INTEREST IN TRADEMARK COLLATERAL. Subject to any limitation set forth in Section 2 of the Security Agreement, each Grantor hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing first priority security interest in all of such Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired (collectively, the “Trademark Collateral”):

(a)           all of its Trademarks and Intellectual Property Licenses with respect to Trademarks to which it is a party including those referred to on Schedule I hereto;

(b)           all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and other General Intangibles with respect to the foregoing;

(c)           all reissues, continuations, extensions, modifications and renewals of the foregoing;

(d)           all goodwill of the business connected with the use of, and symbolized by, each Trademark and any Trademark licensed under any Intellectual Property License; and

(e)           all products and proceeds of the foregoing, including, without limitation, any claim by such Grantor against third parties for past, present or future (i) infringement or dilution of any Trademark or any Trademark licensed under any Intellectual Property License or (ii) injury to the goodwill associated with any Trademark or any Trademark licensed under any Intellectual Property License.

3.             SECURITY FOR OBLIGATIONS. This Trademark Security Agreement and the Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Trademark Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to Agent, the Lender Group, the Bank Product Providers or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.             SECURITY AGREEMENT. The security interests granted pursuant to this Trademark Security Agreement are granted in conjunction with the security interests granted to Agent, for the benefit of the Lender Group and the Bank Product Providers, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

5.             AUTHORIZATION TO SUPPLEMENT. If any Grantor shall obtain rights to any new trademarks, the provisions of this Trademark Security Agreement shall automatically apply thereto. Grantors shall give prompt notice in writing to Agent with respect to any such new trademarks or renewal or extension of any trademark registration.Without limiting Grantors’ obligations under this Section 4, Grantors hereby authorize Agent unilaterally to modify this Agreement by amending Schedule I to include any such new trademark rights of Grantors. Notwithstanding the foregoing, no failure to so modify this Trademark Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6.             COUNTERPARTS. This Trademark Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Trademark Security Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

7.             CONSTRUCTION. Unless the context of this Trademark Security Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Trademark Security Agreement or any other Loan Document refer to this Trademark Security Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Trademark Security Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Trademark Security Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall

2

mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Providers to remain outstanding and that are not required by the provisions of the Credit Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

[signature page follows]

3

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

By:

Name:

Title:

By:

Name:

Title:

ACCEPTED AND ACKNOWLEDGED BY:

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By:

Name:

Title:

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT

Trademark Registrations/Applications

Grantor	Country	Mark	Application/ Registration No.	App/Reg Date

Trade Names

Common Law Trademarks

Trademarks Not Currently In Use

Trademark Licenses

1

EXHIBIT E

FORM OF ESCROW AGREEMENT

See attached.

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”) is made this 14th day of February, 2007, among Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and WELLS FARGO FOOTHILL, INC., in its capacity as Agent for the Lender Group and the Bank Product Providers (together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated February 14, 2007 (as amended, restated, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto or to the Disclosure Letter, the “Credit Agreement”) among ADVENT SOFTWARE, INC., a Delaware corporation (“Parent”) and each of Parent’s Subsidiaries signatory thereto (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower” and collectively, as “Borrowers”), the lenders from time to time party thereto as “Lenders” (“Lenders”), and Agent, the Lender Group agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, the members of the Lender Group are willing to make the financial accommodations to Borrowers as provided for in the Credit Agreement, but only upon the condition, among others, that Grantors shall have executed and delivered to Agent, for the benefit of Lender Group and the Bank Product Providers, that certain Security Agreement dated February 14, 2007 (including all annexes, exhibits or schedules thereto or to the Disclosure Letter, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Agent, for the benefit of Lender Group and the Bank Product Providers, this Trademark Security Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1.             DEFINED TERMS.  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement and/or the Credit Agreement.

2.             GRANT OF SECURITY INTEREST IN TRADEMARK COLLATERAL.  Subject to any limitation set forth in Section 2 of the Security Agreement, each Grantor hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing first priority security interest in all of such Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired (collectively, the “Trademark Collateral”):

(a)           all of its Trademarks and Intellectual Property Licenses with respect to Trademarks to which it is a party including those referred to on Schedule I hereto;

(b)           all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and other General Intangibles with respect to the foregoing;

(c)           all reissues, continuations, extensions, modifications and renewals of the foregoing;

(d)           all goodwill of the business connected with the use of, and symbolized by, each Trademark and any Trademark licensed under any Intellectual Property License; and

(e)           all products and proceeds of the foregoing, including, without limitation, any claim by such Grantor against third parties for past, present or future (i) infringement or dilution of any Trademark or any Trademark licensed under any Intellectual Property License or (ii) injury to the goodwill associated with any Trademark or any Trademark licensed under any Intellectual Property License.

3.             SECURITY FOR OBLIGATIONS.  This Trademark Security Agreement and the Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter.  Without limiting the generality of the foregoing, this Trademark Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to Agent, the Lender Group, the Bank Product Providers or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.             SECURITY AGREEMENT.  The security interests granted pursuant to this Trademark Security Agreement are granted in conjunction with the security interests granted to Agent, for the benefit of the Lender Group and the Bank Product Providers, pursuant to the Security Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

5.             AUTHORIZATION TO SUPPLEMENT.  If any Grantor shall obtain rights to any new trademarks, the provisions of this Trademark Security Agreement shall automatically apply thereto. Grantors shall give prompt notice in writing to Agent with respect to any such new trademarks or renewal or extension of any trademark registration.   Without limiting Grantors’ obligations under this Section 4, Grantors hereby authorize Agent unilaterally to modify this Agreement by amending Schedule I to include any such new trademark rights of Grantors.  Notwithstanding the foregoing, no failure to so modify this Trademark Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6.             COUNTERPARTS.  This Trademark Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  In proving this Trademark Security Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

7.             CONSTRUCTION.  Unless the context of this Trademark Security Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Trademark Security Agreement or any other Loan Document refer to this Trademark Security Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Trademark Security Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Trademark Security Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Providers to remain outstanding and

2

that are not required by the provisions of the Credit Agreement to be repaid or cash collateralized.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

[signature page follows]

3

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

ADVENT SOFTWARE, INC., a Delaware corporation

By: /s/ Graham V. Smith
Graham V. Smith
Executive Vice President, Chief Financial Officer and Secretary

MICROEDGE, INC.,
a New York corporation

By: /s/ Graham V. Smith
Graham V. Smith
Executive Vice President, Chief Financial Officer and Secretary

ACCEPTED AND ACKNOWLEDGED BY:

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By: /s/ Alexander E. Hechler
Alexander E. Hechler
Vice President

[Signature Page to Trademark Security Agreement]

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT

Trademark Registrations/Applications

Grantor	Country	Mark	Application/ Registration No.	App/Reg Date
Advent Software, Inc.	U.S.A.	ADVENT RULES MANAGER (Block Letters)	App. No.: 78-914668	App. Date: 06/22/06
Advent Software, Inc.	U.S.A.	ADVENT ATTRIBUTION (Block Letters)	App. No.: 78-914614	App. Date: 06/22/06
Advent Software, Inc.	U.S.A.	ADVENT SOFTWARE, INC.	Reg. No.: 1,490,606	Reg. Date: 05/31/88
Advent Software, Inc.	U.S.A.	NOW YOU CAN TRADE YOUR WAY (Block Letters)	App. No.: 78-480098	App. Date: 09/08/04
Advent Software, Inc.	U.S.A.	ADVENT APX	App. No.: 78-763696	App. Date: 11/30/05
Advent Software, Inc.	U.S.A.	PORTFOLIO EXCHANGE (Block Letters)	Reg. No.: 3,107,811	Reg. Date: 06/20/06
Advent Software, Inc.	U.S.A.	ADVENT PACKAGER	Reg. No.: 2,760,425	Reg. Date: 09/02/03
Advent Software, Inc.	U.S.A.	ADVENT CORPORATE ACTIONS	Reg. No.: 2,808,069	Reg. Date: 01/27/04
Advent Software, Inc.	U.S.A.	SMARTCLICK	App. No.: 76-399010	App. Date: 04/23/02
Advent Software, Inc.	U.S.A.	ADV ENT (and Design)	Reg. No.: 2,793,737	Reg. Date: 12/16/03
Advent Software, Inc.	U.S.A.	MYADVENT	Reg. No.: 2,675,622	Reg. Date: 01/14/03
Advent Software, Inc.	U.S.A.	WEALTHLINE	Reg. No.: 2,725,674	Reg. Date: 06/10/03
Advent Software, Inc.	U.S.A.	ADVENT	Reg. No.: 2,760,872	Reg. Date: 09/09/03
Advent Software, Inc.	U.S.A.	WEALTHLINE	Reg. No.: 2,678,991	Reg. Date: 01/21/03
Advent Software, Inc.	U.S.A.	ADVENT OUTSOURCE	Reg. No.: 2,785,466	Reg. Date: 11/25/03

Advent Software, Inc.	U.S.A.	ADVENT	Reg. No.: 2,788,032	Reg. Date: 12/02/03
Advent Software, Inc.	U.S.A.	ADVENT INX	Reg. No.: 2,591,241	Reg. Date: 07/09/02
Advent Software, Inc.	U.S.A.	ADVENT	Reg. No.: 2,517,374	Reg. Date: 12/11/01
Advent Software, Inc.	U.S.A.	ADVENT TRUSTED NETWORK (and Design)	Reg. No.: 2,521,299	Reg. Date: 12/18/01
Advent Software, Inc.	U.S.A.	ADVENT TRUSTED NETWORK	Reg. No.: 2,521,298	Reg. Date: 12/18/01
Advent Software, Inc.	U.S.A.	ADVENT BROWSER REPORTING	Reg. No.: 2,319,075	Reg. Date: 02/15/00
Advent Software, Inc.	U.S.A.	ADVENT WAREHOUSE	Reg. No.: 2,453,617	Reg. Date: 05/22/01
Advent Software, Inc.	U.S.A.	ADVENT OFFICE	Reg. No.: 2,559,183	Reg. Date: 04/09/02
Advent Software, Inc.	U.S.A.	REX	Reg. No.: 2,696,900	Reg. Date: 03/18/03
Advent Software, Inc.	U.S.A.	SECOND STREET SECURITIES	Reg. No.: 2,272,795	Reg. Date: 08/24/99
Advent Software, Inc.	U.S.A.	ADVENT PARTNER	Reg. No.: 2,288,132	Reg. Date: 10/19/99
Advent Software, Inc.	U.S.A.	QUBE	Reg. No.: 2,082,035	Reg. Date: 07/22/97
Advent Software, Inc.	U.S.A.	MOXY	Reg. No.: 1,989,016	Reg. Date: 07/23/96
Advent Software, Inc.	U.S.A.	AXYS	Reg. No.: 2,213,132	Reg. Date: 12/22/98
Advent Software, Inc.	U.S.A.	GENEVA	Reg. No.: 1,671,042	Reg. Date: 01/07/92
Advent Software, Inc.	U.S.A.	ADVENT PORTFOLIO EXCHANGE	Reg. No.: 3,051,748	Reg. Date: 01/24/06
Advent Technology, Inc.	U.S.A.	THE PROFESSIONAL PORTFOLIO	Reg. No.: 1,347,405	Reg. Date: 07/09/85
Kinexus Corporation	U.S.A.	KINEXUS	Reg. No.: 2,759,496	Reg. Date: 09/02/03
Kinexus Corporation	U.S.A.	KINEXUS	Reg. No.: 2,747,922	Reg. Date: 08/05/03
Kinexus Corporation	U.S.A.	TOTAL WEALTH INTELLIGENCE	Reg. No.: 2,684,416	Reg. Date: 02/04/03
Techfi Corporation	U.S.A.	ADVISORMART	Reg. No.: 2,417,605	Reg. Date: 01/02/01

MicroEdge, Inc.	U.S.A.	MICROEDGE PORTICO (Block Letters)	App. No.: 78-721689	App. Date: 09/27/05
MicroEdge, Inc.	U.S.A.	MICROEDGE	Reg. No.: 2,816,535	Reg. Date: 02/24/04
MicroEdge, Inc.	U.S.A.	MICROEDGE (and Design)	Reg. No.: 2,447,267	Reg. Date: 05/01/01
MicroEdge, Inc.	U.S.A.	MICROEDGE (and Design)	Reg. No.: 2,511,315	Reg. Date: 11/27/01
MicroEdge, Inc.	U.S.A.	ESSENTIAL GIFTS	Reg. No.: 2,812,793	Reg. Date: 02/10/04
MicroEdge, Inc.	U.S.A.	SOLUTIONS FOR EFFECTIVE GIVING	Reg. No.: 2,812,794	Reg. Date: 02/10/04
MicroEdge, Inc.	U.S.A.	GIFTS CONNECTIONS	Reg. No.: 2,839,910	Reg. Date: 05/11/04
MicroEdge, Inc.	U.S.A.	MYGIFTS	Reg. No.: 2,824,873	Reg. Date: 03/23/04
MicroEdge, Inc.	U.S.A.	REVIEWERCONNECT	Reg. No.: 2,952,691	Reg. Date: 05/17/05
MicroEdge, Inc.	U.S.A.	GIFTS	Reg. No.: 2,073,723	Reg. Date: 06/24/97
MicroEdge, Inc.	U.S.A.	DONORCENTRAL	Reg. No.: 2,949,070	Reg. Date: 05/10/05
The Witan Group, Inc.	U.S.A.	TOTAL WEALTH INTELLIGENCE	Reg. No.: 2,732,785	Reg. Date: 07/01/03

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”) is made this 14th day of February, 2007, among Grantors listed on the signature pages hereof ( collectively, jointly and severally, “Grantors” and each individually “Grantor”), and WELLS FARGO FOOTHILL, INC., in its capacity as Agent for the Lender Group and the Bank Product Providers (together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated February 14, 2007 (as amended, restated, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto or to the Disclosure Letter, the “Credit Agreement”) among ADVENT SOFTWARE, INC., a Delaware corporation (“Parent”) and each of Parent’s Subsidiaries signatory thereto (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower” and collectively, as “Borrowers”), the lenders from time to time party thereto as “Lenders” (“Lenders”), and Agent, the Lender Group agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, the members of the Lender Group are willing to make the financial accommodations to Borrowers as provided for in the Credit Agreement, but only upon the condition, among others, that Grantors shall have executed and delivered to Agent, for the benefit of the Lender Group and the Bank Product Providers, that certain Security Agreement, dated February 14, 2007 (including all annexes, exhibits or schedules thereto or to the Disclosure Letter, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Agent, for the benefit of the Lender Group and the Bank Product Providers, this Copyright Security Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantors hereby agree as follows:

1.             DEFINED TERMS.  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement and/or the Credit Agreement.

2.             GRANT OF SECURITY INTEREST IN COPYRIGHT COLLATERAL.  Subject to any limitations set forth in Section 2 of the Security Agreement, each Grantor hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing first priority security interest in all of such Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired (collectively, the “Copyright Collateral”):

(a)           all of such Grantor’s Copyrights and Intellectual Property Licenses with respect to Copyrights to which it is a party including those referred to on Schedule I hereto;

(b)           all restorations, reversions, renewals, reissues, continuations or extensions of the foregoing; and

(c)           all products and proceeds of the foregoing, including, without limitation, any claim by such Grantor against third parties for past, present or future infringement or dilution of any Copyright or any Copyright licensed under any Intellectual Property License.

3.             SECURITY FOR OBLIGATIONS.  This Copyright Security Agreement and the Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter.  Without limiting the generality of the foregoing, this Copyright Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to Agent, the Lender Group, the Bank Product Providers or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.             SECURITY AGREEMENT.  The security interests granted pursuant to this Copyright Security Agreement are granted in conjunction with the security interests granted to Agent, for the benefit of the Lender Group and the Bank Product Providers, pursuant to the Security Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

5.             AUTHORIZATION TO SUPPLEMENT.  Grantors shall give Agent notice in writing of any additional United States copyright registrations or applications therefor after the date hereof pursuant to the terms of the Security Agreement.  Grantors hereby authorize Agent unilaterally to modify this Agreement by amending Schedule I to include any future United States registered copyrights or applications therefor of Grantors.  Notwithstanding the foregoing, no failure to so modify this Copyright Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6.             COUNTERPARTS.  This Copyright Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  In proving this Copyright Security Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

7.             CONSTRUCTION.  Unless the context of this Copyright Security Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Copyright Security Agreement or any other Loan Document refer to this Copyright Security Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Copyright Security Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Copyright Security Agreement unless otherwise specified.  Any reference in this Copyright Security Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Providers to remain outstanding and that are not required by the provisions of the Credit Agreement to be repaid or cash collateralized.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

ADVENT SOFTWARE, INC.,
a Delaware corporation

By: /s/ Graham V. Smith
Graham V. Smith
Executive Vice President, Chief Financial Officer

ACCEPTED AND ACKNOWLEDGED BY:

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By: /s/ Alexander E. Hechler
Alexander E. Hechler
Vice President

[Signature Page to Copyright Security Agreement]

SCHEDULE I
to
COPYRIGHT SECURITY AGREEMENT

Copyright Registrations

Grantor	Country	Copyright	Registration No.	Registration Date
NPO Solutions, Inc.	U.S.A.	Foundation Information and Management System (FIMS)	TX3-783/247	03/22/94
Advent Software, Inc.	U.S.A.	Advent Browser Reporting for Enterprise Users: release 1.3.1	TX5-563-645	06/27/02
Advent Software, Inc.	U.S.A.	Advent Browser Reporting for Enterprise Users: release 1.3.0	TX5-563-820	06/27/02
Advent Software, Inc.	U.S.A.	Advent Browser Reporting for Enterprise Users: release 1.0.0	TX5-563-820	06/27/02
Advent Software, Inc.	U.S.A.	Advent Browser Reporting for Enterprise Users: release 1.2.0	TX5-604-135	06/27/02
Advent Software, Inc.	U.S.A.	Advent Browser Reporting for Enterprise Users	TX5-606-675	06/27/02
Advent Software, Inc.	U.S.A.	Advent INX: release 1.1.0	TX5-565-700	06/28/02
Advent Software, Inc.	U.S.A.	Advent Partner	TX5-321-420	06/21/01
Advent Software, Inc.	U.S.A.	Advent Portfolio Management, Accounting and Reporting Office: using Axys Report Writer Pro	TX5-717-352	11/20/2002
Advent Software, Inc.	U.S.A.	Advent Partner: release 3.3.0	TX5-788-694	12/03/2002

Advent Software, Inc.	U.S.A.	Advent Partner: release 3.4.0	TX5-807-691	07/23/2003
Advent Software, Inc.	U.S.A.	Advent Warehouse 1.2.0	TX5-572-768	06/27/2002
Advent Software, Inc.	U.S.A.	Advent Warehouse 1.1.0	TX5-604-458	06/27/2002
Advent Software, Inc.	U.S.A.	APVer.h	TX5-793-902	08/13/2003
Advent Software, Inc.	U.S.A.	AXYS	TX4-988-896	12/14/1999
Advent Software, Inc.	U.S.A.	AXYSv123.doc	TX4-988-902	01/06/2000
Advent Software, Inc.	U.S.A.	Dataport: release3.5.1	TX5-759-450	11/20/2002
Advent Software, Inc.	U.S.A.	Electronic Routing	TX5-447-090	10/16/2001
Advent Software, Inc.	U.S.A.	File axysver.h	TX5-786-059	09/18/2002
Advent Software, Inc.	U.S.A.	Geneva: release 5.11	TX5-827-899	06/12/2003
Advent Software, Inc.	U.S.A.	Geneva 4.1.0 source code	TX5-724-239	10/15/2002
Advent Software, Inc.	U.S.A.	Managing & Trading with Moxy	TX5-446-747	10/16/2001
Advent Software, Inc.	U.S.A.	Migrating to Moxy: release 3.6.5	TX5-446-746	10/16/2001
Advent Software, Inc.	U.S.A.	Moxy: release 3.0.0	TX5-460-004	11/16/2001
Advent Software, Inc.	U.S.A.	Moxy: release 4	TX5-835-965	12/03/2002
Advent Software, Inc.	U.S.A.	Moxy 3.6.5 release notes	TX5-447-089	10/16/2001
Advent Software, Inc.	U.S.A.	Moxy 360	TX5-447-077	10/16/2001
Advent Software, Inc.	U.S.A.	MyAdvent: release 1.1.0	TX5-875-759	10/25/2002
Advent Software, Inc.	U.S.A.	QUBE: release 3.6.0	TX5-664-140	10/25/2002
Advent Software, Inc.	U.S.A.	QUBE: release 3	TX5-783-225	06/12/2003

Advent Software, Inc.	U.S.A.	Report Writer: release 3.5.1	TX5-669-780	11/20/2002
Advent Software, Inc.	U.S.A.	REX 352	TX5-640-942	10/30/2002
Advent Software, Inc.	U.S.A.	REX 351, version H686	TX5-731-515	02/28/2003
Advent Software, Inc.	U.S.A.	Setting up and maintaining Moxy	TX5-446-745	10/16/2001
Advent Software, Inc.	U.S.A.	Using DataExchange and Dataport: Custodial Marketplace at Your Fingertips	TX5-784-322	12/03/2002
Advent Software, Inc.	U.S.A.	Wealthline: release 1.3.0	TX5-747-012	10/11/2002
Advent Software, Inc.	U.S.A.	Web-based Wealth Management Communication: using Wealthline	TX5-894-808	08/28/2003
Advent Software, Inc.	U.S.A.	The Professional Portfolio	TX1-335-523	02/27/1984

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”), dated as of February 14, 2007, is made among the persons signatory hereto as Creditors (each a “Creditor” and collectively, the “Creditors”), and WELLS FARGO FOOTHILL, INC., a California corporation, as Agent (in such capacity, “Agent”) for the Lenders (as defined below).

WHEREAS, the Obligors (as defined below), the financial institutions signatory thereto (the “Lenders”) and Agent are parties to that certain Credit Agreement, dated as of even date herewith (as amended, modified, renewed, extended, or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make certain financial accommodations to the Obligors;

WHEREAS, the Creditors are affiliates of the Obligors;

WHEREAS, each Creditor has made or may make certain loans or advances from time to time to one or more Obligors;

WHEREAS, in order to induce Agent and the Lenders to enter into the Credit Agreement, each Creditor has agreed to the subordination of such indebtedness of the Obligors to such Creditor, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1.           Definitions; Interpretation.

(a)           Terms Defined in Credit Agreement.  All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b)           Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Creditors” has the meaning set forth in the preamble to this Agreement.

“Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Discharge of Senior Debt” means payment and satisfaction in full in cash of any and all Senior Debt (as defined below) which may be now or hereafter owing to any member of the Lender Group and/or the Bank Product Providers by any Obligor, including, with respect to amounts available to be drawn under outstanding letters of credit issued under the Credit Agreement or any other Loan Document (or indemnities issued pursuant thereto in respect of outstanding letters of credit), delivery of cash to be held as collateral for such letters of credit or backstop letters of credit in respect thereof in compliance with the terms of the Credit Agreement, in each case, after or concurrently with the termination of the Credit Agreement and the termination of all obligations and commitments to make loans, advances or otherwise extend credit thereunder.

“Insolvency Event” has the meaning set forth in Section 3.

“Lenders” has the meaning set forth in the recitals to this Agreement.

“Obligors” means, collectively, all present and future Borrowers and Guarantors.

“Senior Debt” means the Obligations (as defined in the Credit Agreement) and other indebtedness and liabilities of the Obligors to Agent, the Lender Group and/or the Bank Product Providers under or in connection with the Credit Agreement and the other Loan Documents, including all unpaid principal of the Advances, all interest accrued thereon (including all interest that, but for the provisions of the Bankruptcy Code, would have accrued), all fees due under the Credit Agreement and the other Loan Documents (including all fees that, but for the provisions of the Bankruptcy Code, would have accrued), and all other amounts payable by the Obligors to Agent the Lender Group and/or the Bank Product Providers thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

“Subordinated Debt” means, with respect to each Creditor, all indebtedness, liabilities, and other obligations of any Obligor owing to such Creditor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all fees and all other amounts payable by any Obligor to such Creditor under or in connection with any documents or instruments related thereto.

“Subordinated Debt Payment” means any payment or distribution by or on behalf of the Obligors, directly or indirectly, of assets of the Obligors of any kind or character, whether in cash, property, or securities for or on account of the Subordinated Debt, including on account of the purchase, redemption, or other acquisition of Subordinated Debt, as a result of a collection, sale, or other disposition of collateral, or by setoff, exchange, or in any other manner.

(c)           Interpretation.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified.  References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto.  References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation referred to.  The captions and headings are for convenience of reference only and shall not affect the construction of this Agreement.

SECTION 2.           Subordination to Payment of Senior Debt.  As to each Creditor, all payments on account of the Subordinated Debt shall be subject, subordinate, and junior, in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior Discharge of Senior Debt.

SECTION 3.           Subordination Upon Any Distribution of Assets of the Obligors.  As to each Creditor, in the event of any payment or distribution of assets of any Obligor of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to any Obligor or its property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of any Obligor, or otherwise (such events, collectively, the “Insolvency Events”):  (i) the Discharge of Senior Debt must have occurred before any Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which such Creditor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution directly to

Agent for application to the payment of the Senior Debt in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to Agent or any Lender in respect of such Senior Debt.

SECTION 4.           Payments on Subordinated Debt.

(a)           Permitted Payments.  So long as no Event of Default would occur or has occurred and is continuing, each Obligor may make, and each Creditor shall be entitled to accept and receive, payments on account of the Subordinated Debt in the ordinary course of business.

(b)           No Payment Upon Senior Debt Defaults.  Upon the occurrence of any Event of Default, and until such Event of Default is cured or waived in accordance with the terms of the Credit Agreement, each Obligor shall not make, and each Creditor shall not accept or receive, any Subordinated Debt Payment; provided, however, notwithstanding the foregoing, (i) any Creditor that is not a Borrower may pay to a Borrower, and such Borrower may accept and receive, payments on account of any Subordinated Debt owed to such Borrower so long as such payments are remitted to a Cash Management Account and (ii) any Creditor that is not a Borrower or a Guarantor may pay to a Guarantor, and such Guarantor may accept and receive, payments on a account of any Subordinated Debt owed to such Guarantor so long as such payments are remitted to a Cash Management Account.

SECTION 5.           Subordination of Remedies.  Until the Discharge of Senior Debt, following the occurrence of any Event of Default and until such Event of Default is cured or waived, each Creditor shall not, without the prior written consent of Agent:

(a)           accelerate, make demand, or otherwise make due and payable prior to the original due date thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests in respect of the obligations of any Obligor owing to such Creditor;

(b)           exercise any rights under or with respect to guaranties of the Subordinated Debt, if any;

(c)           exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities, or obligations of any Obligor to such Creditor against any of the Subordinated Debt; or

(d)           commence, or cause to be commenced, or join with any creditor other than Agent and the Lenders in commencing, any bankruptcy, insolvency, or receivership proceeding against the any Obligor.

SECTION 6.           Payment Over to Agent.  In the event that, notwithstanding the provisions of Section 3, Section 4, and Section 5, any Subordinated Debt Payments shall be received in contravention of Section 3, Section 4, or Section 5 by any Creditor before the Discharge of Senior Debt has occurred, such Subordinated Debt Payments shall be held in trust for the benefit of Agent, the Lender Group and the Bank Product Providers and shall be paid over or delivered to Agent for application to the payment, in full, in cash or cash equivalents of all Senior Debt remaining unpaid to the extent necessary to give effect to Section 3, Section 4, and Section 5, after giving effect to any concurrent payments or distributions to Agent or any Lender in respect of the Senior Debt.

SECTION 7.           Insolvency.

(a)           Authorization to Agent.  If, while any Subordinated Debt is outstanding, any Insolvency Event shall occur and be continuing with respect to any Obligor or its property:  (i) Agent hereby is irrevocably authorized and empowered (in the name of each Creditor or otherwise), but shall have no obligation, to demand, sue for, collect, and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Agent or any Lender; and (ii) each Creditor shall promptly take such action as Agent reasonably may request (A) to collect the Subordinated Debt for the account of Agent and the Lenders and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to Agent such powers of attorney, assignments, and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all Subordinated Debt Payments.

(b)           Rights in Insolvency Events.

(i)            Each of the Creditors hereby authorizes and empowers the Agent, for the benefit of the Lender Group and the Bank Product Providers, in any Insolvency Event to file a proof of claim on behalf of such Creditor with respect to the Subordinated Debt (A) if such Creditor fails to file such proof of claim prior to thirty (30) days before the expiration of the time period during which such claims must be submitted, or (B) if the Agent, in its Permitted Discretion, believes that any statements or assertions in a proof of claim filed by such Creditor are not consistent with the terms and conditions hereof; provided, however, that any failure of the Agent to file such proof of claim shall not be deemed to be a waiver by the Agent of any of the rights and benefits granted herein by such Creditor.  Each Creditor shall provide the Agent with a copy of any proof of claim filed by such Creditor in any Insolvency Event.

(ii)           Each Creditor hereby irrevocably grants the Agent the sole and exclusive authority and power in any Insolvency Event, unless and until this Subordination Agreement is terminated in accordance with its terms: (A) to accept and receive any payment or distribution which may be payable or deliverable at any time upon or in respect of the Subordinated Debt; and (B) to take such other action as may be necessary or advisable to effectuate the foregoing.  Each Creditor shall provide to the Agent all information and documents necessary to present claims or seek enforcement as described in the immediately preceding sentence.

(iii)          Each of the Creditors hereby agrees that, while it shall retain the right to vote its claims and, except as otherwise provided in this Agreement, otherwise act in any Insolvency Event relative to any Obligor (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), such Creditor shall not: (A) take any action or vote in any way so as to directly or indirectly challenge or contest (1) the validity or the enforceability of the Credit Agreement, the other Loan Documents, or the liens and security interests granted to Agent with respect to the Senior Debt, (2) the rights and duties of Agent, the Lender Group or Bank Product Providers established in the Credit Agreement or any other Loan Documents, or (3) the validity or enforceability of this Agreement; (B) seek, or acquiesce in any request, to dismiss any Insolvency Event or to convert an Insolvency Event under chapter 11 of the Bankruptcy Code to a case under chapter 7 of the Bankruptcy Code; (C) seek, or acquiesce in any request for, the appointment of a trustee or examiner with expanded powers for any Obligor; (D) propose, vote in favor of or otherwise approve a plan of reorganization, arrangement or liquidation, or file any motion or pleading in support of any plan of reorganization, arrangement or liquidation, unless it provides for the Discharge of Senior Debt or unless Agent has approved of the treatment of its claims with respect to the Senior Debt under such plan; (E) object to the treatment under a plan of reorganization or arrangement of Agent’s claims with respect to the Senior Debt; (F) seek relief from the automatic stay of Section 362 of the Bankruptcy Code or any other stay in any Insolvency Event in respect of any portion of the Collateral; or (G) directly or indirectly oppose any relief requested or supported by Agent, on behalf of the Lender Group and Bank Product Providers, including any sale or other disposition of property free and clear of the liens and security interests of any Creditor under Section 363(f) of Title 11 of the United States Code or any other similar provision of applicable law.

SECTION 8.           Certain Agreements of Each Creditor.

(a)           No Benefits.  Each Creditor understands that there may be various agreements between Agent, the Lenders and the Obligors evidencing and governing the Senior Debt, and each Creditor acknowledges and agrees that such agreements are not intended to confer any benefits on such Creditor and that neither Agent nor any Lender shall have any obligation to such Creditor or any other Person to exercise any rights, enforce any remedies, or take any actions which may be available to them under such agreements.

(b)           No Interference.  Each Creditor acknowledges that each Obligor has granted to Agent, for the benefit of the Lender Group and Bank Product Providers security interests in all of such Obligor’s assets, and agrees not to interfere with or in any manner oppose a disposition of any Collateral by Agent in accordance with applicable law.

(c)           Reliance by Agent and the Lenders.  Each Creditor acknowledges and agrees that Agent and the Lenders will have relied upon and will continue to rely upon the subordination provisions provided for herein and the other provisions hereof in entering into the Loan Documents and making or issuing the Advances, the Letters of Credit, and the other financial accommodations thereunder.

(d)           Waivers.  Except as provided under the Credit Agreement, each Creditor hereby waives any and all notice of the incurrence of the Senior Debt or any part thereof and any right to require marshaling of assets.

(e)           Rights of Agent and Lenders Not Affected.  Each Creditor hereby agrees that at any time and from time to time, without notice to or the consent of such Creditor, without incurring responsibility to such Creditor, and without impairing or releasing the subordination provided for herein or otherwise impairing the rights of Agent or any Lender hereunder, (i) the time for any Obligor’s performance of or compliance with any of its agreements contained in the Loan Documents may be extended or such performance or compliance may be waived by Agent (in accordance with the Loan Documents); (ii) the agreements of any Obligor with respect to the Loan Documents may from time to time be modified by such Obligor, Agent and the Lenders (in accordance with the Loan Documents) for the purpose of adding any requirements thereto or changing in any manner the rights and obligations of such Obligor, Agent or the Lenders thereunder; (iii) the manner, place, or terms for payment of Senior Debt or any portion thereof may be altered or the terms for payment extended, or the Senior Debt may be renewed in whole or in part; (iv) the maturity of the Senior Debt may be accelerated in accordance with the terms of any present or future agreement by any Obligor, Agent and the Lenders (in accordance with the Loan Documents); (v) any Collateral may be sold, exchanged, released, or substituted and any Lien in favor of Agent or any Lender may be terminated, subordinated, or fail to be perfected or become unperfected; (vi) any Person liable in any manner for Senior Debt may be discharged, released, or substituted; and (vii) all other rights against the Obligors, any other Person, or with respect to any Collateral may be exercised (or Agent or any Lender may waive or refrain from exercising such rights in accordance with the Loan Documents).

(f)            Rights of Agent and the Lenders Not to Be Impaired.  No right of Agent or any Lender to enforce the subordination provided for herein or to exercise its other rights hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act by any Creditor, Obligor, Agent or any Lender hereunder or under or in connection with the other Loan Documents or by any noncompliance by any Creditor or Obligor with the terms and provisions and covenants herein or in any other Loan Document, regardless of any knowledge thereof Agent or any Lender may have or otherwise be charged with.

(g)           Financial Condition of the Obligors.  Except as provided under the Credit Agreement, no Creditor shall have any right to require Agent or any Lender to obtain or disclose any information with respect to:  (i) the financial condition or character of any Obligor or the ability of the Obligors to pay and perform Senior Debt; (ii) the Senior Debt; (iii) the Collateral or other security for any or all of the Senior Debt; (iv) the existence or nonexistence of any guarantees of, or any other subordination agreements with respect to, all or any part of the Senior Debt; (v) any action or inaction on the part of Agent, any Lender or any other Person; or (vi) any other matter, fact, or occurrence whatsoever.

(h)           Acquisition of Liens or Guaranties.  No Creditor shall, without the prior written consent of Agent, acquire any right or interest in or to any Collateral not owned by such Creditor or accept any guaranties for the Subordinated Debt.

(i)            Release of Liens.  In the event of any private or public sale or other disposition of all or any portion of the Collateral by or with the consent of the Agent, or as otherwise permitted by the Credit Agreement, at any time prior to the date upon which the Discharge of Senior Debt shall have occurred, each Creditor agrees that such sale or disposition will be free and clear of the liens and security interests securing the Subordinated Debt (if any) of such Creditor and, if the sale or other disposition includes Stock in any Obligor, such Creditor agrees to release the entities whose Stock is sold from all Subordinated Debt so long as the Agent also releases the entities whose Stock is sold or disposed of from all Senior Debt.  In furtherance thereof, each Creditor agrees that (i) the Agent is authorized to file any and all UCC lien releases and/or terminations of the liens and security interests held by such Creditor in connection with such a sale or other disposition, and (ii) it will execute any and all lien and security interest releases or other documents reasonably requested by the Agent in connection therewith.

(j)            Modifications of Subordinated Debt Documents.  Except as otherwise expressly permitted under the Credit Agreement or any other applicable Loan Document, none of the documents, agreements or instruments governing or related to the Subordinated Debt shall be amended or otherwise modified without obtaining the prior written consent of the Agent, (unless otherwise permitted under the Credit Agreement), so as to provide for (i) any increase in the rate of interest charged thereunder as in effect on the date hereof, (ii) any increase in the principal amount or any installment due thereunder, (iii) any reduction of the maturity date of any payment of principal or interest, (iv) the granting or obtaining of any collateral security or obtaining any lien on any collateral or (v) any other amendment or modification which would have a material adverse effect on the operations of any Obligor which is obligated thereunder, the Agent’s security interests in the Collateral or the claims of the Agent, Lender Group or Bank Product Providers.

SECTION 9.           Subrogation, etc.

(a)           Subrogation.  Each Creditor hereby waives any and all rights that it may acquire by way of subrogation under this Agreement, by any payment or distribution to Agent or any Lender hereunder or otherwise.

(b)           Payments Over to the Creditors.  If any payment or distribution to which any Creditor would otherwise have been entitled but for the provisions of Section 3, Section 4, or Section 5 shall have been applied pursuant to the provisions of Section 3, Section 4, or Section 5 to the payment of all amounts payable under the Senior Debt, such Creditor shall be entitled to receive from Agent or any Lender, as the case may be, any payments or distributions received by such Person in excess of the amount sufficient to cause the Discharge of Senior Debt.  If any such excess payment is made to Agent or any Lender, such Person shall promptly remit such excess to such Creditor and until so remitted shall hold such excess payment for the benefit of such Creditor.

SECTION 10.         Continuing Agreement; Reinstatement.

(a)           Continuing Agreement.  This Agreement is a continuing agreement of subordination and shall continue in effect and be binding upon each Creditor until the Discharge of Senior Debt has occurred.  The subordinations, agreements, and priorities set forth herein shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate, or reform, by litigation or otherwise, its respective agreements with any Obligor.

(b)           Reinstatement.  This Agreement shall continue to be effective or shall be reinstated, as the case may be, if, for any reason, any payment of the Senior Debt by or on behalf of any Obligor shall be rescinded or must otherwise be restored by Agent or any Lender, whether as a result of an Insolvency Event or otherwise.

SECTION 11.         Transfer of Subordinated Debt.  No Creditor may assign or transfer its rights and obligations in respect of the Subordinated Debt without the prior written consent of Agent, and any such transferee or assignee, as a condition to acquiring an interest in the Subordinated Debt shall agree to be bound hereby, in form satisfactory to Agent.

SECTION 12.         Obligations of the Obligors Not Affected.  The provisions of this Agreement are intended solely for the purpose of defining the relative rights of each Creditor against the Obligors, on the one hand, and of Agent and the Lenders against the Obligors, on the other hand.  Nothing contained in this Agreement shall (i) impair, as between any Creditor and any Obligor, the obligation of any Obligor to pay its obligations with respect to the Subordinated Debt as and when the same shall become due and payable, or (ii) otherwise affect the relative rights of any of the creditors (other than Agent and the Lenders) of the Obligors against any Creditor.

SECTION 13.         Endorsement of Creditor Documents; Further Assurances and Additional Acts.

(a)           Endorsement of Creditor Documents.  At the request of Agent, all documents and instruments evidencing any of the Subordinated Debt, if any, shall be endorsed with a legend noting that such documents and instruments are subject to this Agreement, and each Creditor shall promptly deliver to Agent evidence of the same.

(b)           Further Assurances and Additional Acts.  Each Creditor shall execute, acknowledge, deliver, file, notarize, and register at its own expense all such further agreements, instruments, certificates, financing statements, documents, and assurances, and perform such acts as Agent reasonably shall deem necessary or appropriate to effectuate the purposes of this Agreement, and promptly provide Agent with evidence of the foregoing reasonably satisfactory in form and substance to Agent.

SECTION 14.         Notices.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and shall be mailed, sent, or delivered in accordance with the notice provisions contained in the Credit Agreement.

SECTION 15.         No Waiver; Cumulative Remedies.  No failure on the part of Agent or any Lender to exercise, and no delay in exercising, any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.  The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers, and privileges that may otherwise be available to Agent or any Lender.

SECTION 16.         Costs and Expenses.  Each of the Creditors, jointly and severally, agrees to pay to Agent and the Lenders on demand the reasonable out-of-pocket costs and expenses of such Person, and the reasonable fees and disbursements of counsel to such Person, in connection with the negotiation, preparation, execution, delivery, and administration of this Agreement, and any amendments, modifications, or waivers of the terms thereof.  Each of the Creditors, jointly and severally, agrees to pay to Agent and the Lenders, on demand, all costs and expenses of such Person, and the fees and disbursements of counsel to such

Person, in connection with the enforcement or attempted enforcement of, and preservation of rights or interests under, this Agreement, including any losses, costs and expenses sustained by such Person as a result of any failure by any Creditor to perform or observe its obligations contained in this Agreement.

SECTION 17.         Survival.  All covenants, agreements, representations and warranties made in this Agreement shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement, and shall continue in full force and effect until the Discharge of Senior Debt has occurred.  Without limiting the generality of the foregoing, the obligations of each Creditor under Section 16 shall survive the Discharge of Senior Debt.

SECTION 18.         Benefits of Agreement.  This Agreement is entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or -claim in connection with, this Agreement.

SECTION 19.         Binding Effect.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by each Creditor, Agent, each Lender and their respective successors and permitted assigns.

SECTION 20.         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

SECTION 21.         SUBMISSION TO JURISDICTION.  EACH CREDITOR HEREBY (i) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND THE FEDERAL COURTS OF THE UNITED STATES SITTING IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS, OR AT THE SOLE OPTION OF AGENT, IN ANY OTHER COURT IN WHICH AGENT SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY (iii) IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION WHICH IT NOW OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY OF THE FOREGOING COURTS, AND ANY OBJECTION ON THE GROUND THAT ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (iv) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 22.         Entire Agreement; Amendments and Waivers.

(a)           Entire Agreement.  This Agreement constitutes the entire agreement of each of the Creditors, Agent and each of the Lenders with respect to the matters set forth herein and supersedes any prior agreements, commitments, draft, communications, discussions and understandings, oral or written, with respect thereto.

(b)           Amendments and Waivers.  No amendment to any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each of the Creditors and Agent; and no waiver of any provision of this Agreement, or consent to any departure by any Creditor therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent.  Any such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 23.         Conflicts.  In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and any documents or instruments in respect of the Subordinated Debt, on the other hand, then the terms of this Agreement shall control.

SECTION 24.         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement or the validity or effectiveness of such provision in any other jurisdiction.

SECTION 25.         Interpretation.  This Agreement is the result of negotiations between, and have been reviewed by the respective counsel to, the Creditors, Agent and each Lender and is the product of all parties hereto.  Accordingly, this Agreement shall not be construed against Agent or any Lender merely because of their involvement in the preparation hereof.

SECTION 26.         Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and bind effect of this Agreement.

SECTION 27.         Termination of Agreement.  Upon the Discharge of Senior Debt, this Agreement shall terminate and Agent shall promptly execute and deliver to each Creditor such documents and instruments as shall be reasonably necessary to evidence such termination; provided, however, that the obligations of each Creditor under Section 16 shall survive such termination.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

ADVENT SOFTWARE, INC.,
a Delaware corporation

By: /s/ Graham V. Smith
Graham V. Smith Executive Vice President, Chief Financial Officer and Secretary

HUB DATA INCORPORATED,
a Massachusetts corporation

By: /s/ Graham V. Smith
Graham V. Smith Chief Financial Officer and Secretary

MICROEDGE, INC., a New York corporation

By: /s/ Graham V. Smith
Graham V. Smith Chief Financial Officer and Secretary

SECOND STREET SECURITIES, INC., a Delaware corporation

By: /s/ Jeffrey Peterson
Name: Jeffrey Peterson Title: President and Chief Executive Officer

ADVENT SOFTWARE AS, a Denmark corporation

By: /s/ Graham V. Smith
Name: Graham V. Smith Title: Director

ADVENT NORWAY AS, a Norway corporation

By: /s/ Graham V. Smith
Name: Graham V. Smith Title:

ADVENT SWEDEN AB, a Sweden corporation

By: /s/ Stephanie G. DiMarco
Name: Stephanie G. DiMarco Title: Director

ADVENT NETHERLANDS BV, a Netherlands corporation

By: /s/ Graham V. Smith
Name: Graham V. Smith Title:

ADVENT EUROPE LIMITED, an England and Wales corporation

By: /s/ Graham V. Smith
Name: Graham V. Smith Title: Director

ADVENT SWITZERLAND S/A, a Switzerland corporation

By: /s/ Graham V. Smith
Name: Graham V. Smith Title: Director

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By: /s/ Alexander E. Hechler
Alexander E. Hechler Vice President